Exhibit 10.2

Revolving Credit Agreement
dated as of July 2, 2026
among
Sable Offshore Corp.,
as Borrower,
JPMorgan Chase Bank, N.A.,
as Administrative Agent,
and
The Lenders Party Hereto

as Lead Arranger and Bookrunner

TABLE OF CONTENTS
    i

ANNEX, EXHIBITS AND SCHEDULES
Annex I    List of Maximum Credit Amounts

Exhibit A    Form of Note
Exhibit B    [Reserved]
Exhibit C    Form of Interest Election Request
Exhibit D    Form of Compliance Certificate
Exhibit E    Security Instruments
Exhibit F    Form of Security Agreement
Exhibit G    Form of Assignment and Assumption
Exhibit H-1    Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit H-2    Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit H-3    Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit H-4    Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)
Exhibit I    Form of Available Free Cash Flow Certificate
Exhibit J    Form of First Lien Intercreditor Agreement
Schedule 7.01    Organization; Powers
Schedule 7.05    Litigation
Schedule 7.06    Environmental Matters
Schedule 7.07    Compliance with Laws and Agreements
Schedule 7.13    Restriction on Liens
Schedule 7.14    Subsidiaries
Schedule 7.16    Properties; Titles; Etc.
Schedule 7.18    Gas Imbalances
Schedule 7.19    Marketing Agreements
Schedule 7.20    Swap Agreements
Schedule 9.02    Debt
Schedule 9.03    Liens
Schedule 9.05    Investments

REVOLVING CREDIT AGREEMENT
This REVOLVING CREDIT AGREEMENT dated as of July 2, 2026, is among Sable Offshore Corp., a Delaware corporation (the “Borrower”); each of the Issuing Banks and Lenders from time to time party hereto; and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
    i

RECITALS
A.    The Borrower has requested that the Lenders provide a reserve-based credit facility, subject as of the Effective Date to a “zero borrowing base”, to facilitate hedging for the Borrower.
B.    The Lenders have agreed to provide such facility subject to the terms and conditions of this Agreement.
C.    In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
Article I
DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.
Section 1.02Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Account Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, which grants the Administrative Agent, subject to the First Lien Intercreditor Agreement, “control” as contemplated in the Uniform Commercial Code in effect in the applicable jurisdiction over any Deposit Account, Securities Account or Commodity Account maintained by any Credit Party, in each case, among the Administrative Agent, the applicable Credit Party and the applicable financial institution at which such Deposit Account, Securities Account or Commodity Account is maintained.
“Accounting Changes” means, with respect to any Person, changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions).
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Loans” has the meaning assigned to such term in Section 5.06.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and any syndication agent and any documentation agent appointed hereunder from time to time; and “Agent” means any of them individually, as the context requires.
“Agent-Related Person” has the meaning assigned to such term in Section 12.03(d).
“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06. The Aggregate Maximum Credit Amounts of the Lenders on the Effective Date are $500,000,000.
“Agreement” means this Revolving Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) Term SOFR for a one month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that for the purpose of this definition, Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. (Houston, Texas time) on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.03(b)), then the Alternate Base Rate shall be the greater of clause (a) and clause (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Anti-Corruption Laws” means all state or federal laws, rules, and regulations applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the FCPA.
“Applicable Margin” means, for any day, with respect to any ABR Loan, Term Benchmark Loan or RFR Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	< 25%	≥ 25% but < 50%	≥ 50% but < 75%	≥ 75% but < 90%	≥ 90%

Term Benchmark Loans and RFR Loans	3.00%	3.25%	3.50%	3.75%	4.00%
ABR Loans	2.00%	2.25%	2.50%	2.75%	3.00%
Commitment Fee Rate	0.500%	0.500%	0.500%	0.500%	0.500%

The Applicable Margin shall change on the date that is three (3) Business Days after the date on which the Borrowing Base Utilization Percentage changes and, as a result of such change, the Applicable Margin would be determined by reference to a different column in the table above. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” will mean the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level until such Reserve Report is delivered.
“Applicable Parties” has the meaning assigned to such term in Section 12.03(c).
“Applicable Percentage” means, with respect to any Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I (as such percentage is from time to time modified in connection with any Assignment and Assumption delivered hereunder); provided that if the Commitments have terminated or expired, each Lender’s Applicable Percentage shall be determined based upon the Commitments most recently in effect.
“Approved Borrower Portal” has the meaning assigned to such term in Section 11.14.
“Approved Counterparty” means any Secured Swap Provider.
“Approved Electronic Platform” has the meaning assigned to such term in Section 11.15.
“Approved Fund” means any Person (other than a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person)) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Petroleum Engineers” means Cawley, Gillespie & Associates, Inc., Netherland, Sewell & Associates, Inc., DeGolyer and MacNaughton Corp., Ryder Scott Company Petroleum Consultants, L.P. and any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arranger” means JPMCB, in its capacity as lead arranger and bookrunner hereunder.
“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit G or any other form approved by the Administrative Agent.
“Auto-Renewal Letter of Credit” has the meaning assigned to such term in Section 2.08(c)(ii).
“Availability” means, at any time, an amount equal to (a) the aggregate Commitments (but only to the extent that the Borrower is permitted to borrow such amount under the terms of this Agreement, including Section 6.02 hereof (other than clause (a)(ii) therein)) at such time, minus (b) the aggregate Revolving Credit Exposure of the Lenders at such time.
“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.
“Available Free Cash Flow” means, as of any time of determination, (a) an amount equal to Free Cash Flow for the most recently completed Rolling Period, in each case, for which Financial Statements have been delivered for the Borrower pursuant to Section 8.01(a), Section 8.01(b) or Section 8.01(s)(ii), as applicable, minus (b) the aggregate amount of Restricted Payments made in reliance on Section 9.04(c) minus (c) the aggregate amount of Investments made in reliance on Section 9.05(h) minus (d) the aggregate amount of prepayments, redemptions, purchases, defeasances or satisfactions made in reliance on Section 9.15(iv), in the case of each of clause (b), clause (c) and clause (d) (each, a “Free Cash Flow Utilization”) that have occurred since the first day of such Rolling Period through and including such time of determination plus (e) the aggregate amount of Free Cash Flow Utilizations that occurred during such Rolling Period and which are attributable to Free Cash Flow generated during the four-fiscal-quarter period ending immediately prior to such Rolling Period. For the avoidance of doubt, any amount deducted in calculating Available Free Cash Flow as of any time of determination shall be without duplication of amounts deducted in calculating Free Cash Flow for purposes of such calculation of Available Free Cash Flow.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(f).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Products” means any of the following bank services: (a) commercial credit cards, (b) stored value cards, and (c) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Bank Products Provider” means any Lender or Affiliate of a Lender that provides Bank Products to the Borrower or any Restricted Subsidiary.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)Daily Simple SOFR; or
(b)the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S.

dollar-denominated syndicated credit facilities in the United States at such time and (ii) the related Benchmark Replacement Adjustment.
(c)If the Benchmark Replacement as determined pursuant to clause (a) or clause (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably determines may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent reasonably determines is necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any then-current Benchmark, the earlier to occur of the following events with respect to such then-current Benchmark:
(d)in the case of clause (a) or clause (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(e)in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (x) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (y) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or clause (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(f)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(g)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(h)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clause (a) or clause (b) of the definition thereof has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 3.03 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 3.03.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” means, as to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
“Borrower Communications” has the meaning assigned to such term in Section 11.14.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.
“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 2.07(e) or Section 8.13(c). As of the Effective Date, the Borrowing Base shall be $0.00.
“Borrowing Base Deficiency” means, at the time in question, the amount (if any) by which the total Revolving Credit Exposures exceed the Borrowing Base then in effect.
“Borrowing Base Property Disposition” means (a) the sale, assignment, farm-out, conveyance or other disposition of any Proved Oil and Gas Properties and (b) the sale, assignment, or other transfer of Equity Interests in any Restricted Subsidiary that owns any such Proved Oil and Gas Property or any interest in Hydrocarbons produced or to be produced therefrom, provided that (i) no such sale, assignment, farm-out, conveyance or other transfer from the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary, (ii) no grant of a Lien to any Person, and (iii) no sale, assignment, farm-out, conveyance or other transfer of any Oil and Gas Property other than Proved Oil and Gas Properties, in each case, shall constitute a Borrowing Base Property Disposition.
“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form approved by the
Administrative Agent and separately provided to the Borrower
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas or New York City, New York are authorized or required by law to remain closed; provided that, in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan, any such day that is only a U.S. Government Securities Business Day.
“California State Lands Commission Leases” means Lease Nos. PRC 4977, PRC 5515, PRC 6371, and PRC 7163.
“Capital Expenditures” means, with respect to any Person, any expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Finance Leases) made by such Person that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of such Person.
“Cash Equivalents” means:
(a)direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of acquisition thereof.
(b)commercial paper maturing within one year from the date of acquisition thereof rated in one of the two highest grades by S&P or Moody’s.
(c)demand deposits, and time deposits maturing within one year from the date of creation thereof, with or issued by any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of at least A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.
(d)deposits in money market funds at least 95% of whose assets are cash and Investments described in the preceding clauses (a), (b) and (c) or otherwise complying with Rule 2a-7 of the SEC.
“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Restricted Subsidiaries.
“Change in Control” means (a) an event or series of events by which any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), except for a Permitted Holder, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the voting power of the Equity Interests in the Borrower or (b) the Key Employee ceasing to be directly and actively involved in the day-to-day management of the Borrower with a substantially similar level of duties, responsibilities and decision-making authority as such Person has as of the Effective Date, unless an interim or permanent replacement has been approved in writing by the Administrative Agent (such approval not to be unreasonably withheld) within forty-five (45) days of such cessation.
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement;

provided, however, for the purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith or promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, are deemed to have gone into effect and to have been adopted after the date of this Agreement.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and the regulations promulgated thereunder.
“Collateral” means all Property which is subject to a Lien under one or more Security Instruments.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as the same may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The amount representing each Lender’s Commitment shall at any time be the lesser of (i) such Lender’s Maximum Credit Amount and (ii) such Lender’s Applicable Percentage of the then effective Borrowing Base.
“Commitment Fee Rate” has the meaning assigned to such term in the definition of “Applicable Margin”.
“Commodity Account” has the meaning assigned to such term in Article 9 of the UCC.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.
“Communications” has the meaning assigned to such term in Section 11.15.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Cash Balance” means, at any time, (a) the aggregate amount of cash and Cash Equivalents held or owned by (either directly or indirectly), credited to the account of or otherwise required to be reflected as an asset on the balance sheet of, in each case, the Borrower or any of its Restricted Subsidiaries (other than cash collateral in respect of Letters of Credit held by the Administrative Agent pursuant to Section 2.08(j)) less (b) the sum of (i) any cash or Cash Equivalents set aside to pay royalty obligations, working interest obligations, suspense payments, severance taxes, payroll, payroll taxes, other taxes, employee wage and benefit payments and trust and fiduciary obligations or other obligations of the Borrower or any of its Restricted Subsidiaries to third parties, (ii) any cash or Cash Equivalents to be used to pay other obligations of the Borrower or any Restricted Subsidiary permitted to be paid hereunder for which the Borrower or such Restricted Subsidiary has issued checks or has initiated wires or ACH transfers (or, in the Borrower’s good faith discretion, will issue checks or initiate wires or ACH transfers within fifteen (15) Business Days) but that has or have not yet been subtracted from the balance in the relevant account of the Borrower or any of its Restricted Subsidiaries (including, for the avoidance of doubt, amounts to be used within fifteen (15) Business Days to pay the purchase price for an acquisition by the Borrower or any of its Restricted Subsidiaries pursuant to a binding and enforceable purchase and sale agreement containing customary provisions regarding the payment and refunding of such purchase price), (iii) any cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits and (iv) any cash proceeds received by the Borrower from the issuance by the Borrower of any Equity Interests that are (A) designated in writing to the Administrative Agent by the Borrower at the time of (or promptly, but in no event to exceed one (1) Business Day (or such later date as agreed to by the Administrative Agent in its sole discretion), after) receipt thereof to be excluded pursuant to this clause (iv) and (B) segregated and maintained in a separate deposit account of the Borrower or a Restricted Subsidiary maintained exclusively for holding such cash proceeds; provided that any such designated proceeds in this clause (iv) shall not be included in the calculation of clause (b) above after ninety (90) days following the receipt of such designated proceeds by the Borrower.
“Consolidated Cash Balance Threshold” means an amount equal to the greater of (a) $20,000,000 and (b) ten percent (10%) of the Borrowing Base then in effect.
“Consolidated Current Assets” means, as of any date of determination, consolidated current assets of the Borrower and its Consolidated Restricted Subsidiaries (including the unused amount of the Commitments to the extent that the Borrower is permitted to borrow such amount under the terms of this Agreement, including Section 6.02 hereof (other than clause (a)(ii) therein), but excluding non-cash assets under the equivalent of ASC 410 and ASC 815 under GAAP and non-cash assets in respect of gas imbalances under GAAP) as of such date of determination.
“Consolidated Current Liabilities” means, as of any date of determination, consolidated current liabilities of the Borrower and its Consolidated Restricted Subsidiaries (excluding non-cash obligations under the equivalent of ASC 410 and ASC 815 under GAAP, non-cash obligations in respect of gas imbalances under GAAP, and current liabilities under this Agreement and the Term Loan Credit Agreement) as of such date of determination.
“Consolidated EBITDAX” means, subject to the last sentence of Section 1.05, with respect to the Borrower and its Consolidated Restricted Subsidiaries, for any period, (a) the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted in calculating such Consolidated Net Income in such period (without duplication): (i) interest expense, (ii) taxes based on income, losses, profits or capital (including excise and property taxes), (iii) depreciation, (iv) depletion, (v) amortization, (vi) exploration expenses, (vii) losses from dispositions of Properties (other than Hydrocarbons produced in the ordinary course of business, but including any Liquidations), (viii) any cash charges, costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement, defined contribution plan, pension plan or stock subscription or stockholders agreement, and any cash charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by management; provided, that, with respect to any period, the addbacks specified in this clause (viii) shall not exceed $5,000,000 in the aggregate and (ix) all other noncash charges and expenses, minus (b) all gains from dispositions of Properties (other than Hydrocarbons produced in the ordinary course of business, but including any Liquidations) and all noncash income added to Consolidated Net Income in such period. For the purposes of calculating Consolidated EBITDAX for any Rolling Period for any determination of the financial ratio contained in Section 9.01(a), if at any time during such period the Borrower or any Consolidated Restricted Subsidiary shall have made any Material Disposition or Material Acquisition, Consolidated Net Income and Consolidated EBITDAX for such period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition had occurred on the first day of such period; provided that the calculations of such pro forma adjustments are acceptable to the Administrative Agent in its reasonable discretion.
Notwithstanding the foregoing, (i) Consolidated EBITDAX for the Rolling Period ending June 30, 2026 shall be Consolidated EBITDAX for the fiscal quarter ending June 30, 2026 multiplied by 4, (ii) Consolidated EBITDAX for the Rolling Period ending September 30, 2026 shall be Consolidated EBITDAX for the fiscal quarter ending September 30, 2026 multiplied by 4, (iii) Consolidated EBITDAX for the Rolling Period ending December 31, 2026 shall be Consolidated EBITDAX for the two fiscal quarter period ending December 31, 2026 multiplied by 2 and (iv) Consolidated EBITDAX for the Rolling Period ending March 31, 2027 shall be Consolidated EBITDAX for the three fiscal quarter period ending March 31, 2027 multiplied by 4/3.
“Consolidated Net Income” means with respect to the Borrower and its Consolidated Restricted Subsidiaries, for any period, the net income (or loss) of the Borrower and its Consolidated Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses during such period; (e) any non-cash gains or losses or positive or negative non-cash adjustments under ASC 815 (and any statements replacing, modifying, or superseding such statement) as a result of changes in the fair market value of derivatives; and (f) any gains or losses attributable to writeups or writedowns of assets, including impairment writedowns.
“Consolidated Restricted Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.
“Consolidated Total Debt” means, at any date, (a) all Debt of the Borrower and the Consolidated Restricted Subsidiaries of the type described in clauses (a), (b) (solely to the extent of unreimbursed amounts thereunder that are outstanding for a period of longer than three (3) Business Days), (f) (solely in respect of the amount of Debt described in clauses (a) and (b) (solely to the extent of unreimbursed amounts thereunder that are outstanding for a period of longer than three (3) Business Days) of the definition thereof) and (h) (solely in respect of the amount of Debt described in clauses (a) and (b) (solely to the extent of unreimbursed amounts thereunder that are outstanding for a period of longer than three (3) Business Days) of the definition thereof) of the definition thereof, determined on a consolidated basis, on such date minus (b) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and the Consolidated Restricted Subsidiaries on such date in an aggregate amount not to exceed the lesser of (i) ten percent (10%) of the Borrowing Base then in effect and (ii) $20,000,000. For purposes of this definition, any cash or Cash Equivalent of the Borrower or any of the Consolidated Restricted Subsidiaries that is subject to an Account Control Agreement or a Lien in favor of the Administrative Agent shall not be deemed to be “restricted” solely as a result of the existence of such Account Control Agreement or Lien.
“Consolidated Total Leverage Ratio” means, (a) with respect to Section 9.01(a), as of the last day of any Rolling Period, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDAX for the Rolling Period ending on such date and (b) with respect to any calculation thereof for other purposes hereunder, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDAX for the most recently ended Rolling Period for which financial statements are available.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings thereto.

“Convertible Notes” means unsecured Debt that (a) is either (i) convertible into, or exchangeable for, common stock or other common equity interests of the Borrower (and cash in lieu of any fractional share of common stock or other common equity interest) and/or cash (in an amount determined by reference to the price or value of such common stock or other common equity interest) or (ii) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock or other common equity interests of the Borrower and/or cash (in an amount determined by reference to the price or value of such common stock or other common equity interest) and (b) has terms, conditions and covenants that, taken as a whole, are reasonable and customary for transactions of such type (as determined by the Borrower in good faith).
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to such term in Section 12.19.
“Credit Parties” means, collectively, the Borrower and each Guarantor, and “Credit Party” means any one of the foregoing.
“Cure Amount” has the meaning assigned to such term in Section 10.03.
“Cure Period” has the meaning assigned to such term in Section 10.03.
“Daily Simple SOFR” means, for any day (a “SOFR Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (a) if such SOFR Day is a U.S. Government Securities Business Day, such SOFR Day or (b) if such SOFR Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined shall ever be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Debt” means, for any Person, the sum of the following (without duplication):
(a)all obligations of such Person for borrowed money or evidenced by debentures, notes, bonds or other similar instruments (excluding for the avoidance of doubt, Debt under clause (b) below);

(b)all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments;
(c)obligations of such Person with respect to Disqualified Capital Stock;
(d)obligations of such Person under Finance Leases or Synthetic Leases;
(e)all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services;
(f)Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person;
(g)the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment;
(h)Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in respect of which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made (including by means of obligations to pay for goods or services even if such goods or services are not actually taken, received or utilized by such Person)) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; and
(i)Debt (as defined in the other clauses of this definition) of a partnership or any other entity for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement, but only to the extent of such liability;
provided, however, that “Debt” does not include (i) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP or (ii) endorsements of negotiable instruments for deposit or collection. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.
“Debt for Borrowed Money” means Debt of the type referenced in clause (a) of the definition thereof.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder; (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within three (3) Business Days after request by the Administrative Agent or a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent; or (d) has (or whose bank holding company has) been placed into receivership, conservatorship, bankruptcy or become the subject of a Bail-In Action; provided that a Lender shall not become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof, so long as, in any such case, such actions or facts do not result in or provide such Lender or Person controlling such Lender (including any Governmental Authority) with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Deposit Account” has the meaning assigned to such term in Article 9 of the UCC.
“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt of the type described in clause (a) of the definition thereof or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part (but if in part only with respect to such amount that meets the criteria set forth in this definition), on or prior to the date that is one year after the Maturity Date.

“Disqualified Lender List” has the meaning set forth in the definition of “Disqualified Lenders”.
“Disqualified Lenders” means (a) those institutions specified in writing to (i) the Arranger prior to June 15, 2026 or, if after June 15, 2026 but prior to the Effective Date, with the Arranger’s consent or (ii) on or after the Effective Date, the Administrative Agent, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), (b) competitors of the Borrower and its subsidiaries specified in writing to (i) the Arranger prior to the Effective Date or (ii) on or after the Effective Date, the Administrative Agent from time to time or (c) any Affiliates of a Person referenced in either of clauses (a) or (b) above (each, a “Primary Disqualified Lender”) either (x) identified in writing to the Arranger prior to the Effective Date, or on or after the Effective Date, identified in writing to the Administrative Agent from time to time or (y) otherwise clearly identifiable solely on the basis of such Affiliate’s name, but, in the case of this clause (c), excluding any Affiliate that is not a Primary Disqualified Lender and that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such person; provided that (1) any additional designation permitted by the foregoing shall not apply retroactively to any prior or pending assignment to any Lender (or prior or pending participation) permitted under this Agreement at the time, or during the pendency, of such assignment (or prior or pending participation) and (2) “Disqualified Lenders” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent from time to time. For the purpose of the foregoing, additions, deletions or other modifications to the list of Disqualified Lenders that are required to be identified to the Administrative Agent in writing (such list, the “Disqualified Lender List”) shall become effective three (3) Business Days following delivery thereof to the Administrative Agent at JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Borrower from time to time).
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia, provided that a Subsidiary of a Foreign Subsidiary is not a Domestic Subsidiary.
“DPA Order” means that certain order issued by the U.S. Secretary of Energy on March 13, 2026 under authorities provided by the Defense Production Act and delegated through Executive Order 13603 of March 16, 2012 (National Defense Resources Preparedness), as amended by the Executive Order issued by President Donald J. Trump on March 13, 2026, directing the Borrower to restore operations of the Santa Ynez Unit and Santa Ynez Pipeline System.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA

Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).
“Effective Date Equity Offering” means the issuance of the Borrower’s common stock on the Effective Date.
“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).
“Environmental Laws” means any and all Governmental Requirements to the extent pertaining in any way to public health and safety (solely to the extent relating to exposure to Hazardous Materials), the environment, the protection or reclamation of environmental resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and the Hazardous Materials Transportation Act, as amended.
“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest; provided that “Equity Interests” shall not include at any time (a) the Convertible Notes until the Convertible Notes have been converted pursuant to the terms thereof or (b) other debt securities that are or by their terms may be convertible or exchangeable into or for such Equity Interests until such debt securities have been converted or exchanged pursuant to the terms thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.
“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.
“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA, other than a Reportable Event as to which the provisions of thirty (30) days’ notice to the PBGC is expressly waived under applicable regulations, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to section 4202 of ERISA or (f) any other event or condition which constitutes grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 10.01.
“Excepted Liens” means:
(j)Liens for Taxes, assessments or other governmental charges or levies which are not past due for a period exceeding 60 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(k)Liens in connection with (either directly or indirectly by securing bank guarantees, letters of credit, warehouse receipts, surety bonds or similar facilities that in turn secure) workers’ compensation, unemployment insurance, social security, old age pension, public liability obligations or other forms of government benefits or insurance and obligations of a like nature which are not past due for a period exceeding 60 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(l)subject to Section 8.19, landlords’, lessors’, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case, arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties, each of which is in respect of obligations that are not past due for a period exceeding 60 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause (c) that is not a statutory Lien arising by operation of law does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of the Property subject thereto;
(m)Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not past due for a period exceeding 60 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of the Property subject thereto;
(n)Liens arising solely by virtue of any statutory or common law provision related to banker’s liens, rights of set-off or similar rights and remedies arising in the ordinary course of business and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Restricted Subsidiaries to provide collateral to the depository institution;
(o)(i) easements, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations, zoning and land use requirements in any Property of the Borrower or any Restricted Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any Debt and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto, and (ii) Immaterial Title Deficiencies;

(p)Liens on cash or securities pledged to secure (either directly or indirectly by securing bank guarantees, letters of credit, warehouse receipts, surety bonds, sinking funds or similar facilities that in turn secure) performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, sinking funds, statutory obligations, regulatory obligations, plugging and abandonment obligations and financial assurance or decommissioning obligations and other obligations of a like nature incurred in the ordinary course of business;
(q)judgment and attachment Liens not giving rise to an Event of Default under Section 10.01(k);
(r)Liens in favor of depository banks arising under documentation governing deposit accounts or other funds maintained with a creditor depository institution which Liens secure the payment of returned items, settlement item amounts, customary bank fees for maintaining deposit accounts and other related services, and similar items and fees;
(s)zoning or other restrictions that do not secure any Debt and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto;
(t)title and ownership interests of lessors (including sub-lessors, but excluding any lessors under Finance Leases) of Property leased by such lessors to the Borrower or to any Restricted Subsidiary, Liens and encumbrances encumbering such lessors’ titles and interests in such property and to which Borrower’s or such Restricted Subsidiary’s leasehold interests may be subject or subordinate, in each case whether or not evidenced by Uniform Commercial Code financing statement filings or other documents of record, provided that such Liens do not secure Debt of the Borrower or of any Restricted Subsidiary and do not encumber Property of any Borrower or any Restricted Subsidiary other than the Property that is the subject of such leases and items located thereon; provided, further, that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto;
(u)Liens of licensors of software and other intangible Property licensed by such licensors to the Borrower and/or to any Restricted Subsidiary, including restrictions and prohibitions on encumbrances and transferability with respect to such Property and the Borrower’s and/or such Restricted Subsidiary’s interests therein imposed by such licenses, and Liens encumbering such licensors’ titles and interests in such Property and to which the Borrower’s or such Restricted Subsidiary’s license interests may be subject or subordinate, in each case, whether or not evidenced by Uniform Commercial Code financing statement filings or other documents of record, provided that such Liens do not encumber Property of the Borrower or of any Restricted Subsidiary other than the software and other intangible Property that is the subject of such licenses;

(v)statutory Liens to secure payments of proceeds of production established by applicable laws, rules or regulations;
(n)    purported Liens evidenced by filing of precautionary UCC financing statements relating solely to operating leases or consignments of personal property entered into in the ordinary course of business; and
(o)    Liens on (A) customer deposits and advance payments (including progress premiums) received from customers for goods and services purchased in the ordinary course of business or (B) in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business;
provided, that (i) no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (ii) the term “Excepted Liens” shall not include any Lien securing Debt for Borrowed Money other than the Obligations.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Accounts” has the meaning assigned to such term in the Security Agreement.
“Excluded Swap Obligations” means, with respect to any Credit Party individually determined on a Credit Party by Credit Party basis, any Obligations in respect of any Swap Agreement or any other “swap”, as defined in section 1(a)(47) of the Commodity Exchange Act if, and solely to the extent that, all or a portion of the guarantee by such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Obligations (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such Obligations. If any Obligations in respect of any Swap Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Obligations in respect of any Swap Agreement that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) any income taxes (however denominated) or franchise taxes (including Texas margin tax) (i) imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.05), any withholding tax that is imposed on amounts payable to such Foreign Lender pursuant to a law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c), (d) Taxes attributable to such Foreign Lender’s failure or inability to comply with Section 5.03(f) and (e) any U.S. Federal withholding Taxes imposed by FATCA.
“Existing Credit Agreement” means that certain Senior Secured Term Loan Agreement, dated as of February 14, 2024, between Sable Offshore Corp., as borrower, Exxon Mobil Corporation, as lender, and Alter Domus Products Corp., as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof).
“Exxon PSA” means that certain Purchase and Sale Agreement, dated as of November 1, 2022, by and among Sable Offshore Corp., as purchaser, and Exxon Mobil Corporation and Mobil Pacific Pipeline Company, as sellers, as amended by that certain Side Letter dated November 4, 2022, that certain First Amendment to Purchase and Sale Agreement dated effective as of June 13, 2023, that certain Second Amendment to Purchase and Sale Agreement dated effective as of December 15, 2023, that certain Third Amendment to Purchase and Sale Agreement dated effective as of March 11, 2024, that certain Fourth Amendment to Purchase and Sale Agreement dated effective as of December 13, 2024, that certain Fifth Amendment to Purchase and Sale Agreement dated effective as of October 14, 2025, that certain Letter Agreement Regarding Restart Production and SBC FDPs dated as of October 14, 2025 and that certain Third Amendment to Senior Secured Term Loan Agreement and Limited Waiver to Purchase and Sale Agreement, dated as of June 22, 2026.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the NYFRB, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letters” means (a) that certain Fee Letter dated as of June 15, 2026, among JPMCB and the Borrower, as the same may be further amended, restated, supplemented or otherwise modified from time to time and (b) any letter agreements entered into from time to time between the Borrower, the Arranger and/or the Administrative Agent, providing for the payments of fees to the Administrative Agent, the Arranger and/or any Lender in connection with this Agreement or any transactions contemplated hereby.
“Finance Leases” means, in respect of any Person, subject to Section 1.05, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.
“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.
“Financial Statements” means, for any Person, a balance sheet and statements of operations, retained earnings, members’ equity and cash flows (with all consolidated Financial Statements prepared in accordance with GAAP, subject, where appropriate, to normal year-end adjustments and the absence of footnotes).
“First Lien Intercreditor Agreement” means that certain First Lien Intercreditor Agreement, dated as of the Effective Date, by and between the Borrower, the Restricted Subsidiaries party thereto from time to time, JPMCB, as first-out representative, first lien representative and collateral agent, and the other parties from time to time party thereto as priority lien representatives in substantially the form of Exhibit K, as the same may be amended, modified, supplemented or restated from time to time.
“Flood Insurance Regulations” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, as each of the foregoing is now or hereafter in effect and any successor statute to any of the foregoing and any regulations promulgated under any of the foregoing.
“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR or Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for Term SOFR and Daily Simple SOFR shall be zero.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the

United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.
“Free Cash Flow” means, for any Rolling Period, commencing with the first Rolling Period ending after the date upon which the Term Loan Credit Agreement is terminated and repaid in full in cash, (a)(i) Consolidated EBITDAX minus (ii) the increase (or plus the decrease) in non-cash working capital (excluding, for the avoidance of doubt, non-cash assets and non-cash obligations in each case under ASC 815) from the previous Rolling Period minus (b) the sum, in each case without duplication, of the following amounts for such period: (i) voluntary and scheduled cash principal repayments of Debt (other than the Loans) which cannot be reborrowed pursuant to the terms of such Debt, (ii) capital expenditures, (iii) interest expense paid in cash, (iv) taxes paid in cash, (v) exploration expenses paid in cash, (vi) Restricted Payments made in cash during such period solely to the extent made in reliance on Section 9.04(c), (vii) Investments made in cash during such period solely to the extent made in reliance on Section 9.05(h), (viii) prepayments, redemptions, purchases, defeasances or satisfactions in cash during such period solely to the extent made in reliance on Section 9.15(iv) and (ix) to the extent not included in the foregoing and added back in the calculation of Consolidated EBITDAX, any other cash charge that otherwise served to increase Consolidated EBITDAX for such period.
“Free Cash Flow Utilization” has the meaning assigned to such term in the definition of “Available Free Cash Flow”.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, subject to the terms and conditions set forth in Section 1.05.
“General and Administrative Costs” means normal and customary expenses and costs incurred in connection with the Properties of the Borrower and the other Credit Parties that are classified as general and administrative costs, including consulting fees, salary, rent, supplies, travel, insurance, accounting, audit, engineering and broker related fees required to manage the affairs of the Credit Parties but excluding (a) any fees, costs and expenses payable by the Credit Parties on or before the Effective Date in connection with the Transactions, (b) legal costs and expenses and (c) any non-cash charges or losses, including any non-cash stock compensation.
“General and Administrative Costs Cap” means $90,000,000 per fiscal year.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.
“Guarantors” means (a) the Borrower (with respect to the Obligations of any other Credit Party), (b) each Restricted Subsidiary of the Borrower as of the Effective Date and (c) any Restricted Subsidiary that guarantees the Obligations pursuant to Section 8.14(b) after the Effective Date.
“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law due to its dangerous or deleterious properties including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.
“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Obligations owing to such Lender under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.
“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise expressly provided herein, all references in this Agreement to “Hydrocarbon Interests” refer to Hydrocarbon Interests owned at the time in question by the Borrower and its Subsidiaries.
“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Title Deficiencies” means minor defects or deficiencies in title which do not diminish by more than 2% the total value of the Proved Oil and Gas Properties evaluated in the most recent Reserve Report.
“Immaterial Subsidiary” shall mean any Restricted Subsidiary designated by the Borrower as an Immaterial Subsidiary if and for so long as such Immaterial Subsidiary, together with all other Immaterial Subsidiaries so designated as Immaterial Subsidiaries, does not have total assets at such time exceeding $10,000,000 in the aggregate; provided that, no Subsidiary may be an Immaterial Subsidiary if it (a) owns any Proved Oil and Gas Properties or any Midstream Assets or (b) guarantees any other Material Debt.
“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document other than Excluded Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 12.03(c).
“Information” shall have the meaning assigned to such term in Section 12.11.
“Initial Redetermination Date” means the date immediately following the repayment in full in cash and termination of the Term Loan Credit Agreement (including for the avoidance of doubt any Permitted Refinancing thereof unless such Permitted Refinancing is unsecured).
“Initial Reserve Report” means the reserve report prepared by Netherland Sewell & Associates with an as of date of May 31, 2026 setting forth the Proved Reserves attributable to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries.
“Intercreditor Agreement” means the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement, as applicable.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, (i) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (ii) the Maturity Date, and (c) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.
“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 3.03(e) and not thereafter reinstated pursuant to such Section shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interim Redetermination” has the meaning assigned to such term in Section 2.07(b).
“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).
“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or any contribution of capital to such Person; (b) the making of any deposit with, or advance or loan to, assumption of Debt of, purchase or other acquisition of any other Debt of, or other extension of credit to, any other Person (including any such transaction in the form of the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person); (c) the purchase or acquisition (in one or a series of transactions) of Property (other than Equity Interests) of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other surety obligation with respect to, any Debt of any other Person; provided, in each case that accounts receivable and extensions of credit (including extensions of credit to joint working interest owners) arising in the ordinary course of business do not constitute Investments.

“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means (a) JPMCB and (b) any other Lender (subject to such Lender’s consent) designated by the Borrower and consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed) that becomes an Issuing Bank, in each case in its capacity as an issuer of Letters of Credit hereunder, and any successors in such capacity as provided in Section 2.08(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“Junior Financing” has the meaning assigned to such term in Section 9.15.
“Junior Lien Intercreditor Agreement” means a customary junior lien intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Majority Lenders.
“Key Employee” means James Flores, Chief Executive Officer of the Borrower, or any interim or permanent replacement of the Chief Executive Officer (or functionally equivalent title) of the Borrower approved by the Administrative Agent in accordance with the definition of “Change in Control”.
“LFC Facility” has the meaning assigned to such term in the definition of Material Midstream Property.
“LC Commitment” means, (a) prior to the first Redetermination Date, $0.00 and (b) as of any date after the first Redetermination Date, the lesser of (i) $500,000,000 and (ii) the total Commitments (i.e., the lesser of (A) the Aggregate Maximum Credit Amounts and (B) the then effective Borrowing Base).
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, but excluding for the avoidance of doubt, any Disqualified Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, (b) production payments and the like payable out of Oil and Gas Properties, and (c) to the extent securing such an obligation or claim, any interest in Property in the form of an easement, restriction, servitude, permit, condition, covenant, exception or reservation. For the purposes of this Agreement, the Borrower and its Restricted Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a Finance Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
“Liquidate” means, with respect to any Swap Agreement in respect of commodities, the sale, assignment, novation, unwind, monetization or early termination of all or any part of such Swap Agreement or the creation of an offsetting position against all or any part of such Swap Agreement, or the amendment of any such Swap Agreement, including any sale, assignment, or other transfer of Equity Interests in any Restricted Subsidiary that is a party to any Swap Agreement to a party that is not the Borrower or a Restricted Subsidiary; provided that none of the following shall constitute a Liquidation: (a) any transfer (by novation or otherwise) of a Swap Agreement from the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary, (b) any assignment or novation of a Swap Agreement from the existing counterparty to an Approved Counterparty, with the Borrower or any Restricted Subsidiary being the “remaining party” for purposes of such assignment or novation, (c) the termination of a Swap Agreement at the end of its stated term, and (d) any replacement, in a substantially contemporaneous transaction, of one or more Swap Agreements of the Borrower or any Restricted Subsidiary with one or more Swap Agreements with the Borrower or any Restricted Subsidiary covering Hydrocarbons of the type that were hedged pursuant to such replaced Swap Agreement(s) and with notional volumes, prices and tenors not less favorable to the Borrower or the applicable Restricted Subsidiary as those set forth in such replaced Swap Agreement(s) and without cash payments (other than transaction expenses) to the Borrower or any Restricted Subsidiary in connection therewith. The terms “Liquidating”, “Liquidated” and “Liquidation” have a correlative meaning thereto.

“Liquidation Value” means any reduction in the value of the Borrowing Base attributed to any Liquidation of any Swap Agreement, as determined by the Administrative Agent and approved by the Required Lenders.
“Liquidity” means the sum of (a) unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries, plus (b) Availability.
“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments, and each Fee Letter, in each case, as the same may be amended, modified, supplemented or restated from time to time.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Majority Lenders” means (a) at any time while no Loans or LC Exposure is outstanding, Non-Defaulting Lenders having more than fifty percent (50%) of the Aggregate Maximum Credit Amounts of all Non-Defaulting Lenders; and (b) at any time while any Loans or LC Exposure is outstanding, Non-Defaulting Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Non-Defaulting Lenders (without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(c)).
“Majority Swap Banks” shall mean, at any date, such Secured Swap Providers holding a majority of the outstanding Swap Obligations at such date.
“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property (including by way of merger or consolidation) that involves the payment of consideration by the Borrower and its Restricted Subsidiaries in excess of the Threshold Amount.
“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Credit Parties to perform their obligations, taken as a whole, under the Loan Documents, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of, or benefits available to, taken as a whole, the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.
“Material Debt” means Debt of any one or more of the Borrower and its Restricted Subsidiaries (other than the Loans and reimbursement obligations in respect of Letters of Credit), or obligations in respect of one or more Swap Agreements of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower and any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.

“Material Disposition” means any disposition of Property or series of related dispositions of Properties that yields gross proceeds to the Borrower or any of its Consolidated Restricted Subsidiaries in excess of the Threshold Amount.
“Material Midstream Property” means (a) all real property owned or leased by any Credit Party, together with any improvements and fixtures thereon, that (i) comprises a Midstream Asset and (ii) has a fair market value of at least (x) $5,000,000 on the Effective Date or (y) $5,000,000 as of the date of acquisition thereof (if after the Effective Date), in each case as reasonably determined by the Borrower and (b) the Las Flores Canyon onshore processing and storage facility (including, for the avoidance of doubt, the related plants, transportation terminals and cogeneration facilities) (collectively, the “LFC Facility”).
“Maturity Date” means December 15, 2028.
“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amount”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amount pursuant to Section 2.06(b) or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).
“Midstream Assets” means all tangible property owned, leased or otherwise held by any Credit Party used in (a) gathering, compression, treating, processing and transporting Hydrocarbons, fresh water and produced water; (b) fractionating and transporting Hydrocarbons; or (c) marketing Hydrocarbons, including, without limitation, processing plants, gathering systems, pipelines, storage facilities, surface leases, easements and rights of way related to each of the foregoing.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Mortgaged Property” means any Property owned, leased or otherwise held by the Borrower or any Guarantor that is subject to the Liens existing and to exist under the terms of any Mortgage.
“Mortgages” means any mortgages and deeds of trust burdening real or immovable property each in form and substance reasonably acceptable to the Administrative Agent and the Borrower that are now or hereafter executed and delivered by the Borrower or any Restricted Subsidiary as security for the payment or performance of the Obligations, as such mortgages or deeds of trust may be amended, modified, supplemented or restated from time to time.
“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).
“Non-Consenting Lender” means any Lender that does not approve (a) any amendment, waiver or consent of or under any Loan Document that requires the approval of all Lenders or all affected Lenders in accordance with Section 12.02 (other than any Proposed

Borrowing Base that would increase the then-current Borrowing Base) and has been approved by the Required Lenders or (b) any Proposed Borrowing Base that would increase the then-current Borrowing Base that has been approved by (i) at any time while no Loans or LC Exposure is outstanding, Non-Defaulting Lenders having at least eighty percent (80%) of the Aggregate Maximum Credit Amounts and (ii) at any time while any Loans or LC Exposure is outstanding, Non-Defaulting Lenders holding at least eighty percent (80%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Renewal Notice Date” has the meaning assigned to such term in Section 2.08(c)(ii).
“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means any and all amounts owing or to be owing by the Borrower or any Subsidiary (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to any Agent, any Issuing Bank or any Lender under any Loan Document, including all interest on any of the Loans (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Credit Party (or could accrue but for the operation of applicable Debtor Relief Laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action); (b) to any Secured Swap Provider under any Swap Agreement including any Swap Agreement in existence prior to the date hereof, but excluding any additional transactions or confirmations entered into (A) after such Secured Swap Provider ceases to be a Lender or an Affiliate of a Lender or (B) after assignment of such transactions or confirmations by a Secured Swap Provider to another Person that is not a Lender or an Affiliate of a Lender; (c) to any Bank Products Provider in respect of

Bank Products; and (d) all renewals, extensions and/or rearrangements of any of the above; provided that solely with respect to any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Credit Party shall in any event be excluded from “Obligations” owing by such Credit Party.
“OFAC” means the Office of Foreign Assets Control of the Department of the Treasury of the United States of America.
“Oil and Gas Properties” means: (a) Hydrocarbon Interests; (b) any Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production farmout agreements, farm-in agreements, area of mutual interest agreements, equipment leases and other sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or contracts, the production, sale, purchase, exchange or processing, handling, storage, transporting or marketing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; and (f) all Property, real or personal, now owned or hereinafter acquired, that is affixed to, situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Properties (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise expressly provided herein, all references in this Agreement to “Oil and Gas Properties” refer to Oil and Gas Properties owned at the time in question by the Borrower and its Restricted Subsidiaries, as the context requires.
“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing, excise, property or other similar Taxes, charges or levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.05).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant” has the meaning assigned to such term in Section 12.04(c)(i).
“Participant Register” has the meaning assigned to such term in Section 12.04(c)(i).
“Payment” has the meaning assigned to such term in Section 11.12(a).
“Payment Notice” has the meaning assigned to such term in Section 11.12(b).
“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.
“Permitted Holder” means James Flores or his Affiliates, estate, executors, administrators, heirs, legatees, distributees or Immediate Family Members.
“Permitted Lien” means Excepted Liens and any other Liens permitted under Section 9.03.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Debt of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest, premium and penalties thereon plus an amount equal to all premiums (including tender premiums, if any), accrued and unpaid interest (including post-petition interest), dividends, defeasance costs, underwriting discounts, fees, expenses, charges (including original issue discount, upfront fees or similar fees) and additional or contingent interest on obligations thereon or related thereto and by an amount equal to any existing commitments unutilized thereunder; provided that in the case of Convertible Notes the term “premiums” as used in the foregoing clause (a) shall not include the conversion value of such instrument in excess of its principal amount, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date at least ninety-one (91) days after the Maturity Date, and is not otherwise redeemable at the option of the holders of such Debt prior to such final maturity date (excluding customary rights of repurchase upon a change in control, event of default or fundamental change) and (c) such Debt is secured, unsecured or subordinated at least to the same extent (as determined by the Borrower) as the Debt being modified, refinanced, refunded, renewed, replaced or extended, and, in the case of any such Debt (i) that is secured on a pari passu basis with the Obligations, such Debt is subject to the First Lien Intercreditor Agreement as “First Lien Debt” or (ii) that is secured on a junior lien basis with the Obligations, such Debt is subject to a Junior Lien Intercreditor Agreement.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code and that (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by JPMCB as a general reference rate of interest, taking into account such factors as JPMCB may deem appropriate; it being understood that many of JPMCB’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that JPMCB may make various commercial or other loans at rates of interest having no relationship to such rate.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.
“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).
“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).
“Proved Developed Producing Reserves” or “PDP Reserves” means “proved developed producing oil and gas reserves” as such term is defined by the SPE in its standards and guidelines.

“Proved Oil and Gas Properties” means Hydrocarbon Interests to which Proved Reserves are attributed. References herein to the “total value” of any Proved Oil and Gas Property refer to the present value, discounted at nine percent (9%) per annum, of the PDP Reserves that are attributed to such Oil and Gas Property in the then most recent Reserve Report plus risk-discounted portions (as determined by the Administrative Agent in a manner consistent with its determination of the Borrowing Base) of the present value, discounted at nine percent (9%) per annum, of the Proved Reserves other than PDP Reserves that are attributed to such Oil and Gas Property in such Reserve Report.
“Proved Reserves” or “Proved” means collectively, “proved oil and gas reserves,” “proved developed producing oil and gas reserves,” “proved developed non-producing oil and gas reserves” (consisting of proved developed shut-in oil and gas reserves and proved developed behind pipe oil and gas reserves), and “proved undeveloped oil and gas reserves,” as such terms are defined by the SPE in its standards and guidelines.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning assigned to such term in Section 11.14.
“Purchase Money Debt” means Debt, the proceeds of which are used to finance the acquisition, construction, or improvement of inventory, equipment or other Property in the ordinary course of business; provided, however, that such Debt is incurred no later than 120 days after such acquisition or the completion of such construction or improvement.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to such term in Section 12.19.
“Qualified ECP Counterparty” means, in respect of any Swap Agreement, each Credit Party that (a) has total assets exceeding $10,000,000 at the time any guarantee of obligations under such Swap Agreement or grant of the relevant security interest to secure such Swap Agreement becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.
“Redetermination Date” means (a) the Initial Redetermination Date and (b) with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Reference Time” means, with respect to any setting of the then-current Benchmark, (a) if such Benchmark is the Term SOFR, 5:00 a.m. (Houston, Texas time) on the day that is two Business Days preceding the date of such setting, (b) if the RFR for such Benchmark is Daily Simple SOFR, 5:00 a.m. (Houston, Texas time) on the day that is four (4) Business Days preceding the date of such setting or (c) if such Benchmark is none of the Term SOFR or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion giving due consideration to (i) any selection or recommendation of a reference time by the Relevant Governmental Body or (ii) any evolving or then prevailing market convention for determining a reference time for such Benchmark at such time.
“Refinancing” means the termination and repayment in full of all obligations (other than contingent indemnification obligations for which no claim has been made) under the Existing Credit Agreement, the termination and release of all guarantees provided by the Credit Parties and their Subsidiaries thereunder and the termination and release of all Liens on the assets of the Credit Parties and their Subsidiaries securing the obligations thereunder.
“Register” has the meaning assigned to such term in Section 12.04(b)(iv).
“Regulatory Authority” has the meaning assigned to such term in Section 12.11.
“Regulation T” means Regulation T of the Board, as the same may be amended, supplemented or replaced from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board, as the same may be amended, supplemented or replaced from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board, as the same may be amended, supplemented or replaced from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.
“Relevant Governmental Body” means the Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Board and/or the NYFRB, or, in each case, any successor thereto.
“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing, Term SOFR or (b) with respect to any RFR Borrowing, Daily Simple SOFR, as applicable.

“Remedial Work” has the meaning assigned to such term in Section 8.10(a).
“Required Lenders” means (a) at any time while no Loans or LC Exposure is outstanding, Non-Defaulting Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Maximum Credit Amounts of all Non-Defaulting Lenders; and (b) at any time while any Loans or LC Exposure is outstanding, Non-Defaulting Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Non-Defaulting Lenders (without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(c)).
“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31st or June 30th (or such other date in the event of an Interim Redetermination), the Proved Reserves attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with the Administrative Agent’s lending requirements at the time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, or any Financial Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of the Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest in the Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in the Borrower or any of its Restricted Subsidiaries.
“Restricted Subsidiary” means any Subsidiary of the Borrower.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.
“Rolling Period” means, with respect to any fiscal quarter, the period of four (4) consecutive fiscal quarters ending on the last day of such applicable fiscal quarter.

“S&P” means Standard & Poor’s Rating Service, a division of S&P Global, Inc., and any successor thereto that is a nationally recognized rating agency.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (which, as of the Effective Date, includes the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, and any other Covered Region of Ukraine identified pursuant to Executive Order 14065, Cuba, Iran and North Korea).
“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce, or by the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State or the U.S. Department of Commerce, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom or other applicable sanctions authority.
“Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).
“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).
“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
“SEC Filings” means the Borrower’s annual reports on Form 10-K, quarterly reports on Form 10-Q, or current reports on Form 8-K.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Bank, the Bank Products Providers and the Secured Swap Providers, and “Secured Party” means any of them individually.
“Secured Swap Agreement” means any Swap Agreement by and between the Borrower or any of its Restricted Subsidiaries and a Secured Swap Provider.

“Secured Swap Provider” means any (a) Person that is a party to a Swap Agreement with the Borrower or any of its Restricted Subsidiaries that entered into such Swap Agreement before or while such Person was a Lender or an Affiliate of a Lender, whether or not such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, or (b) assignee of any Person described in clause (a) above so long as such assignee is a Lender or an Affiliate of a Lender; provided, that (x) any such Person that ceases to be a Lender or an Affiliate of a Lender shall not be a Secured Swap Provider with respect to any Swap Agreement that it thereafter enters into (or that is assigned or transferred to it) while it is not a Lender or an Affiliate of a Lender, and (y) any Person that assigns a Swap Agreement as contemplated in clause (b) of this definition shall cease to be a Secured Swap Provider with respect to such Swap Agreement to the extent of such assignment.
“Securities Account” has the meaning assigned to such term in Article 8 of the UCC.
“Security Agreement” means the Guarantee and Collateral Agreement, dated as of the Effective Date, among the Borrower, the other Credit Parties from time to time party thereto and the Administrative Agent in substantially the form of Exhibit F, as the same may be amended, modified, supplemented or restated from time to time.
“Security Instruments” means the Mortgages, the Security Agreement, the Account Control Agreements, any Intercreditor Agreement, the UCC financing statements and other agreements, instruments or certificates described or referred to in Exhibit E, and any and all other Mortgages, UCC financing statements, agreements or instruments, now or hereafter executed and delivered by, the Borrower, any Guarantor, or any other Person to guarantee or provide security for the payment or performance of the Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, in each case, as such agreements or instruments may be amended, modified, supplemented or restated from time to time.
“SOFR” means a rate per annum equal to the secured overnight financing rate published by the SOFR Administrator on the SOFR Administrator’s Website. When “SOFR” is used in reference to any Loan or Borrowing, such usage refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to Term SOFR.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.
“SPE” means the Society of Petroleum Engineers.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) any other Person of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Supported QFC” has the meaning assigned to such term in Section 12.19.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that (a) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement, and (b) no transaction or agreement that is intended to be a physical sale or to be physically settled shall be a Swap Agreement. If multiple transactions are entered into under a master agreement, each such transaction that constitutes a Swap Agreement shall be a separate Swap Agreement for the purposes of this Agreement. Notwithstanding the foregoing, solely for purposes of Section 9.16, the term “Swap Agreement” shall be deemed to exclude any purchased put options or floors for Hydrocarbons that are not related to corresponding calls, collars or swaps and with respect to which neither the Borrower nor any Restricted Subsidiary has any payment obligation other than premiums and charges the total amount of which are fixed and known at the time such transaction is entered into; provided that, for the avoidance of doubt, a purchased put option or floor shall not fail to qualify under this exclusion solely because the premium payable thereunder is deferred to a date after the date such transaction is entered into, so long as such premium is fixed and determinable at the time such transaction is entered into.
“Swap Obligations” means, with respect to any Person, the obligations of such Person under Swap Agreements.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to Term SOFR.
“Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of July 2, 2026, by and among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders from time to time party thereto, and any Permitted Refinancing thereof.
“Term SOFR” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m. (New York City, New York time), two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Determination Day” has the meaning assigned to such term in the definition of Term SOFR Reference Rate.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (Houston, Texas time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.
“Threshold Amount” means $5,000,000.
“Transactions” means, (a) with respect to the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document to which it is a party, the borrowing of Loans and the issuance of Letters of Credit hereunder, the guaranteeing of the Obligations under the Security Agreement by the Borrower (with respect to the Obligations of any other Credit Party) and the grant of Liens by the Borrower on the Collateral pursuant to the Security Instruments; (b) with respect to each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Obligations under the Security Agreement by such Guarantor and the grant by such Guarantor of Liens on the Collateral pursuant to the Security Instruments; and (c) the consummation of the Refinancing on the Effective Date.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR, the Alternate Base Rate or Daily Simple SOFR (if applicable).
“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s or any Secured Party’s Lien on any Collateral.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“USA Patriot Act” means the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean (i) for purposes of Section 7.24 and Section 9.19, any United States citizen, lawful permanent resident, entity organized under the laws of the United
States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 12.19.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(f).
“Withholding Agent” means the Borrower, any Guarantor or the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.03Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Term Benchmark Loan” or a “Term Benchmark Borrowing”).
Section 1.04Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “or” is not exclusive. The word “shall” shall be construed to have the same meaning and effect as the word “will”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth in the Loan Documents), (b) any reference herein to any law, rule or regulation shall be construed as referring to such law, rule or regulation as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including”, (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
Section 1.05Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a consistent basis except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent as part of, or along with, the audited annual financial statements delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants set forth in Section 9.01 is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods; and provided, further, that for purposes of interpreting accounting terms and for purposes of determinations made with respect to accounting matters hereunder and under any other Loan Document (a) obligations of the Borrower or any of its Subsidiaries under operating leases shall not be deemed to constitute obligations under Finance Leases or Debt and (b) a lease that would not be considered a capital lease pursuant to GAAP prior to the effectiveness of ASC 842 (whether or not such lease was in effect on such date) shall not be deemed to constitute a Finance Lease and the obligations under such lease shall not be deemed to constitute Debt, for purposes of this Agreement regardless of any change in GAAP following December 31, 2017 that would otherwise require such lease to be characterized or re-characterized (on a prospective or retroactive basis or otherwise) as a Finance Lease or otherwise reflected on the balance sheet. In the event that any Accounting Changes shall occur and such change results in a change in the method of calculation of covenants, standards or terms in this Agreement, then at the Borrower’s or Administrative Agent’s request, the Administrative Agent, the Lenders and the Borrower shall enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the application of this Agreement to the Credit Parties shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Majority Lenders, all covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.
Section 1.06Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.03 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner that may have an indirect adverse impact on the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.07Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Article II
THE CREDITS
Section 2.01Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.
Section 2.02Loans and Borrowings.
(a)Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)Types of Loans. Subject to Section 3.03 and Section 5.05, each Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. For the avoidance of doubt, as of the Effective Date, the Type of Borrowings available to the Borrower shall solely be comprised of either ABR Loans or Term Benchmark Loans.
(c)Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing (or if then applicable, RFR Borrowing) is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that, notwithstanding the foregoing, an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of ten (10) Term Benchmark Borrowings or RFR Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
(d)Notes. Upon request of any Lender, the Loans made by such Lender shall be evidenced by a Note, and, (i) in the case of any Lender party hereto as of the Effective Date, such Note shall be dated as of the Effective Date or (ii) in the case of any Lender that becomes a party hereto pursuant to an Assignment and Assumption, such Note shall be dated as of the effective date of the Assignment and Assumption, in each case, payable to such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall, upon request of such Lender, deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed, against the return to the Borrower of the Note so replaced. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03Requests for Borrowings. To request a Borrowing, the Borrower shall deliver a signed Borrowing Request to the Administrative Agent (x) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., Houston, Texas time, three (3) Business Days before the date of the proposed Borrowing, (y) in the case of an RFR Borrowing, not later than 10:00 a.m., Houston, Texas time, five (5) Business Days before the date of the proposed Borrowing or (z) in the case of an ABR Borrowing, not later than 9:00 a.m., Houston, Texas time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e); provided, further, that if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such Borrowing Request shall be irrevocable. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:
(a)the aggregate amount of the requested Borrowing;
(b)the date of such Borrowing, which shall be a Business Day;
(c)whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or, if applicable, an RFR Borrowing;
(d)in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(e)the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and
(f)the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation by the Borrower that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the lesser of (x) the Aggregate Maximum Credit Amounts and (y) the then effective Borrowing Base).
Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04Interest Elections.
(a)Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing,

shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by delivering an Interest Election Request in substantially the form of Exhibit C (or such other form as may be agreed to by the Administrative Agent and the Borrower) and signed by the Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election; provided that if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such Interest Election Request shall be irrevocable.
(c)Information in Interest Election Requests. Each Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and Section 2.04(c)(iv) shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing or, if applicable, an RFR Borrowing; and
(iv)if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing or an RFR Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing or an RFR Borrowing shall be ineffective) and (ii) unless repaid, (A) each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) each RFR Borrowing shall be converted to an ABR Borrowing on the last day of the calendar month.
Section 2.05Funding of Borrowings.
(a)Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to one or more accounts designated by the Borrower in the applicable Borrowing Request; provided that (i) ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) with respect to any such accounts designated by the Borrower that are not owned by a Credit Party, such designation shall in all respects be subject to any know-your-customer requirements applicable to the Administrative Agent. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.
(b)Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
Section 2.06Termination and Reduction of Aggregate Maximum Credit Amounts
.
(a)Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts are terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.
(b)Optional Termination and Reduction of Aggregate Maximum Credit Amounts.
(i)The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, (1) after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the total Commitments or (2) the Aggregate Maximum Credit Amounts would be less than $25,000,000 (unless, with respect to this clause (2), the Aggregate Maximum Credit Amounts are reduced to $0.00).
(ii)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Aggregate Maximum Credit Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by timely notice to the Administrative Agent) if such condition is not satisfied. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.
Section 2.07Borrowing Base.
(a)Initial Borrowing Base. For the period from and including the Effective Date to but excluding the Initial Redetermination Date, the amount of the Borrowing Base shall be $0.00. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments in between Scheduled Redeterminations from time to time pursuant to Section 2.07(e) or Section 8.13(c).

(b)Initial Redetermination, Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined as promptly as practicable following the Initial Redetermination Date and, thereafter, the Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (each such scheduled redetermination, including the initial redetermination, a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders as and when provided by Section 2.07(d). In addition, (i) the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, each elect to cause the Borrowing Base to be redetermined one time between any two successive Scheduled Redeterminations in accordance with this Section 2.07, and (ii) the Borrower may elect, in addition to any such elections permitted to be made by it pursuant to the foregoing clause (i), by notifying the Administrative Agent of any acquisition of Proved Oil and Gas Properties by the Borrower or any Restricted Subsidiary, in either case, with a purchase price in the aggregate of at least ten percent (10%) of the then effective Borrowing Base, to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (each such redetermination described in clauses (i) and (ii) being an “Interim Redetermination”) in accordance with this Section 2.07. Notwithstanding anything to the contrary herein, prior to the Initial Redetermination Date, the Borrowing Base shall not be redetermined.
(c)Scheduled and Interim Redetermination Procedure.
(i)Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (B) such other reports, data and supplemental information, including the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith in its sole discretion, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Proved Oil and Gas Properties as described in the Engineering Reports, the existence of any other Debt, the Credit Parties’ other assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership, hedged and unhedged exposure of the Credit Parties to price, price and production scenarios, interest rate and operating cost changes) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.
(ii)The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”) after the Administrative

Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i).
(iii)Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by all of the Lenders (other than any Defaulting Lenders) as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If, in the case of any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, in the case of any Proposed Borrowing Base that would increase the Borrowing Base then in effect, at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be a disapproval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Lenders (other than any Defaulting Lenders), in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall, subject to the restrictions in Section 12.02(b) on increasing any Lender’s Commitment, become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders (other than any Defaulting Lenders) or the Required Lenders, as applicable, have not approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to (x) in the case of a decrease or reaffirmation, a number of Lenders sufficient to constitute the Required Lenders and (y) in the case of an increase, all of the Lenders (other than any Defaulting Lenders), as applicable, and, subject to the restrictions in Section 12.02(b) on increasing any Lender’s Commitment, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).
(d)Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base has been approved or deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:
(i)in the case of a Scheduled Redetermination, (A) in the case of the first redetermination of the Borrowing Base hereunder, as promptly as practicable following the Initial Redetermination Date, (B) for any Scheduled Redetermination following the initial redetermination, if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c) in a timely and complete manner, then on March 1st and September 1st of each year (or, in each case, such date promptly thereafter as reasonably practicable), commencing with the first March 1st or September 1st after the Borrowing Base has been determined to be greater than $0.00, following such notice, or (C) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and
(ii)in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.
Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date, or the next adjustment to the Borrowing Base under Section 2.07(e) or Section 8.13(c), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination, Interim Redetermination or adjusted Borrowing Base shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.
(e)Automatic Reduction of Borrowing Base Upon Liquidations. To the extent that, during any period following the most recent Redetermination Date, Liquidations occur since the most recent Redetermination Date (including, for the avoidance of doubt, any Liquidation required by Section 9.16(b)) with an aggregate Liquidation Value in excess of five percent (5%) of the Borrowing Base, as established on the most recent Redetermination Date, the Borrowing Base shall be immediately reduced upon any such Liquidation by the aggregate Liquidation Value of the Swap Agreements subject to all such Liquidations in excess of such five percent (5%) threshold, and the Borrower shall make any mandatory prepayments required under Section 3.04(c)(iii) as a result of such reduction. Upon any such reduction in the Borrowing Base, the Administrative Agent shall promptly deliver notice thereof to the Borrower and the Lenders.
Section 2.08Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of the Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period in an aggregate amount not to exceed the LC Commitment; provided that the Borrower may not request the issuance of Letters of Credit hereunder if a Borrowing Base Deficiency or Event of Default exists at such time or would exist as a result thereof; provided, further, that there shall not at any time be more than a total of twenty (20) Letters of Credit outstanding at any time. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator, in either case, with jurisdiction over the Issuing Bank, shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Governmental Requirement relating to the Issuing Bank or any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, (iii) if the applicable conditions set forth in Section 6.02 are not satisfied or (iv) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally under similar circumstances for similarly situated borrowers; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.
(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than five (5) Business Days (or such shorter period as agreed to by the Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension) a notice:
(i)requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;
(ii)specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));
(iv)specifying the amount of such Letter of Credit;
(v)specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and
(vi)specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit), the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the number of Letters of Credit then outstanding at the time of such notice.
Each notice shall constitute a representation by the Borrower that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (x) the LC Exposure shall not exceed the LC Commitment and (y) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e., the lesser of (A) the Aggregate Maximum Credit Amounts and (B) the then effective Borrowing Base). No letter of credit issued by the Issuing Bank (if the Issuing Bank is not the Administrative Agent) shall be deemed to be a “Letter of Credit” issued under this Agreement unless the Issuing Bank has requested and received written confirmation from the Administrative Agent that the representations by the Borrower contained in the foregoing clauses (x) and (y) are true and correct.
If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any conflict between such application or any Letter of Credit Agreement and the terms of this Agreement, the terms of this Agreement shall control.
(c)Expiration Date.
(i)Each Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), and (B) the date that is five Business Days prior to the Maturity Date.
(ii)If the Borrower so requests in any request for a Letter of Credit, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Renewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (A) one year from the date of such renewal and (B) the date that is five Business Days prior to the Maturity Date; provided that the Issuing Bank shall not permit any such renewal if (1) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.08(f) or otherwise), or (2) it has received notice on or before the day that is two Business Days before the Non-Renewal Notice Date, from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 6.02 are not then satisfied.
(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason, including after the Maturity Date. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., Houston, Texas time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m., Houston, Texas time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, unless the Borrower has notified the Administrative Agent that it intends to reimburse all or part of such LC Disbursement without using Loan proceeds or has submitted a Borrowing Request with respect thereto, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make any payment in respect of any LC Disbursement when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by fax or other communication in writing acceptable to the Administrative Agent) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), (ii) the LC Exposure exceeds the LC Commitment at any time as a result of a reduction in the Borrowing Base or (iii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash or Cash Equivalents equal to 100% of, (A) in the case of an Event of Default, the LC Exposure, (B) in the case of the LC Exposure exceeding the LC Commitment, the amount of such excess, and (C) in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Restricted Subsidiary described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantors’ obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such collateral account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such collateral account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k)Defaulting Lenders. If, at any time, a Defaulting Lender exists hereunder, then, within one (1) Business Day following the written request of the Issuing Bank, the Borrower shall cash collateralize the Fronting Exposure of the Issuing Bank with respect to such Defaulting Lender (determined after giving effect to Section 2.09(a)(iv) and any cash collateral provided by such Defaulting Lender) with respect to the Defaulting Lender in an amount equal to the lesser of (x) the amount of such Fronting Exposure and (y) an amount otherwise agreeable to the Issuing Bank and the Administrative Agent in their sole discretion.
(i)Grant of Security Interest. The Borrower and, to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such cash collateral as security for (A) in the case of the Defaulting Lender, the Defaulting Lender’s obligation to fund participations in respect of LC Exposure, to be applied pursuant to clause (ii) below and (B) in the case of the Borrower, its obligations hereunder to reimburse the LC Exposure for which such Defaulting Lender is obligated as a participant. Borrower or such Defaulting Lender, as applicable, shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish such cash collateral account and to grant the Administrative Agent, for the benefit of the Issuing Bank, a first priority security interest in such account and the funds therein. If at any time the Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such cash collateral is less than the amount required above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).
(ii)Application. Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided by a Defaulting Lender under this Section 2.08(k) or Section 2.09 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(iii)Termination of Requirement. Cash collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as cash collateral pursuant to this Section 2.08(k) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess cash collateral; provided that, subject to Section 2.09, (x) the Issuing Bank may determine in its sole discretion that cash collateral provided by a Defaulting Lender shall be held to support future anticipated Fronting Exposure or other obligations of such Defaulting Lender and (y) the Borrower and the Issuing Bank may agree that cash collateral provided by the Borrower shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such cash collateral was provided by the Borrower, such cash collateral shall remain subject to any other security interest granted pursuant to the Loan Documents.
(l)LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.
(m)Letters of Credit Issued for Account of Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party”, “applicant”, “customer”, “instructing party” or the like of or for such Letter of Credit, and without derogating from any rights of the Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the Issuing Bank for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.
Section 2.09Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Majority Lenders” and “Required Lenders”.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder; third, to cash collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.08(k); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.08(k); sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.09(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.09(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(A)No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 3.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)Each Defaulting Lender shall be entitled to receive fees pursuant to Section 3.05(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.08(k).
(C)With respect to any fee pursuant to Section 3.05(b) not required to be paid to any Defaulting Lender pursuant to sub-clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Maximum Credit Amount) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment then in effect. Subject to Section 12.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.08(k).
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.09(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
Article III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.
Section 3.02Interest.
(a)ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(b)Term Benchmark Loans; RFR Loans. The Loans comprising each Term Benchmark Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate. Each RFR Loan (if applicable) shall bear interest at a rate per annum equal to Daily Simple SOFR plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(c)Post-Default Rate. Notwithstanding the foregoing, (i) if any Event of Default of the type described in Section 10.01(a), Section 10.01(b), Section 10.01(h), Section 10.01(i) or Section 10.01(j) has occurred and is continuing, then all outstanding principal, fees and other obligations under any Loan Document shall automatically bear interest at a rate per annum of two percent (2%) plus the rate applicable to (A) in the case of principal, such Loans as provided in Section 3.02(a) or Section 3.02(b), as applicable or (B) in the case of fees and other obligations, ABR Loans as provided in Section 3.02(a) (including, in each case, the Applicable Margin), but in no event to exceed the Highest Lawful Rate, and shall be payable on demand by the Administrative Agent and (ii) if any Event of Default occurs (other than an Event of Default described in Section 10.01(a), Section 10.01(b), Section 10.01(h), Section 10.01(i) or Section 10.01(j)), then at the election of the Majority Lenders (or the Administrative Agent at the direction of the Majority Lenders), all outstanding principal, fees and other obligations under any Loan Document shall bear interest at a rate per annum of two percent (2%) plus the rate applicable to (A) in the case of principal, such Loans as provided in Section 3.02(a) or Section 3.02(b), as applicable or (B) in the case of fees and other obligations, ABR Loans as provided in Section 3.02(a) (including, in each case, the Applicable Margin), but in no event to exceed the Highest Lawful Rate, and shall be payable on demand by the Administrative Agent.
(d)Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, or if no demand has been made, on each Interest Payment Date, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)Interest Rate Computations. Interest computed by reference to Term SOFR or Daily Simple SOFR shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year). Interest computed by reference to the
    1

Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case, interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Term SOFR, or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive and be binding upon the parties hereto, absent manifest error.
Section 3.03Alternate Rate of Interest.
(a)Inability to Determine Rates. Subject to clause (b), clause (c), clause (d), clause (e) and clause (f) of this Section 3.03, if:
(i)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining Term SOFR (including, without limitation, because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining Daily Simple SOFR for an RFR Loan; or
(ii)the Administrative Agent is advised by the Majority Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Benchmark Loans included in such Borrowing for such Interest Period or (B) at any time, Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their RFR Loans included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or fax as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.04 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (1) an RFR Borrowing so long as Daily Simple SOFR is not also the subject of Section 3.03(a)(i) or Section 3.03(a)(ii) above or (2) an ABR Borrowing if Daily Simple SOFR also is the subject of Section 3.03(a)(i) or Section 3.03(a)(ii) above and (B) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, an RFR Borrowing and any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for an ABR Borrowing.
Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice from the Administrative Agent referred to in this Section 3.03(a)

with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.04 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) any impacted Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (1) an RFR Borrowing so long as Daily Simple SOFR is not also the subject of Section 3.03(a)(i) or Section 3.03(a)(ii) above or (2) an ABR Loan if Daily Simple SOFR also is the subject of Section 3.03(a)(i) or Section 3.03(a)(ii) above, on such day and (B) any impacted RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan so long as Term SOFR is not also the subject of Section 3.03(a)(i) or Section 3.03(a)(ii) above.
(b)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (ii) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Houston, Texas time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.
(c)Benchmark Replacement Conforming Changes. Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective as and when provided in the related notice from the Administrative Agent described in clause (d) below without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)Notices, Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e)

below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.
(e)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, into a request for a Borrowing of or conversion to (i) an RFR Borrowing so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (ii) an ABR Borrowing if Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.03, (A) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (1) an

RFR Borrowing so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (2) an ABR Loan if Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (B) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan.
Section 3.04Prepayments.
(a)Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).
(b)Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by fax or other communication in writing acceptable to the Administrative Agent) of any prepayment pursuant to Section 3.04(a) (i) in the case of prepayment of (A) a Term Benchmark Borrowing, not later than 11:00 a.m., Houston, Texas time, three (3) Business Days before the date of prepayment or (B) an RFR Borrowing, not later than 11:00 a.m., Houston, Texas time, five (5) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing pursuant to Section 3.04(a) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.
(c)Mandatory Prepayments.
(i)If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), the total Revolving Credit Exposures exceed the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, deposit with the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).
(ii)Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07 (other than Section 2.07(e)) or Section 8.13(c), if a Borrowing Base Deficiency shall result therefrom, then the Borrower shall eliminate such Borrowing Base Deficiency by electing to (A) prepay the Borrowings and/or deposit of cash collateral in an aggregate principal amount equal to such Borrowing Base Deficiency within thirty (30) days after the Borrower’s receipt of notice of the redetermined or adjusted Borrowing

Base, (B) repay such Borrowing Base Deficiency in six (6) equal and consecutive monthly installments, the first installment being due and payable thirty (30) days after the Borrower’s receipt of notice of the redetermined or adjusted Borrowing Base, and each subsequent installment being due and payable on the same day in each of the five (5) subsequent calendar months, (C) provide additional Oil and Gas Properties or other collateral acceptable to the Required Lenders in their sole discretion (together with title information with respect thereto acceptable to the Administrative Agent) sufficient to increase the Borrowing Base by an amount at least equal to such Borrowing Base Deficiency within thirty (30) days after the Borrower’s receipt of notice of the redetermined or adjusted Borrowing Base or (D) effect any combination of the foregoing clause (A), clause (B) and clause (C) in amounts necessary to eliminate such Borrowing Base Deficiency; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date. The Borrower shall make such election in writing to the Administrative Agent within thirty (30) days after the Borrower’s receipt of notice of the redetermined or adjusted Borrowing Base. If a Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, the Borrower shall deposit with the Administrative Agent on behalf of the Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(j).
(iii)Upon any adjustment to the Borrowing Base pursuant to Section 2.07(e), if a Borrowing Base Deficiency shall result therefrom, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency, and (B) if a Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of LC Exposure, deposit with the Administrative Agent on behalf of the Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on or prior to the first Business Day succeeding the date it or any Credit Party receives cash proceeds as a result of the applicable Liquidation; provided that in all cases, the Borrowing Base Deficiency must be eliminated on or prior to the Termination Date.
(iv)If, at the end of the last Business Day of any calendar month, commencing with the first calendar month ending after the first Redetermination Date, the Consolidated Cash Balance exceeds the Consolidated Cash Balance Threshold, then the Borrower shall, within five (5) Business Days after such date, prepay the Borrowings in an aggregate principal amount equal to the lesser of (A) the amount of such excess and (B) the unpaid principal balance of the Borrowings.
(v)Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, (A) first, ratably to any ABR Borrowings then outstanding, (B) second, to any RFR Borrowings then outstanding, and if more than one RFR Borrowing is then outstanding, to each such RFR Borrowing in order of priority beginning with the RFR Borrowing with the least number of days remaining prior to the Interest Payment Date applicable thereto and ending with the RFR Borrowing with the most number of days remaining prior to the Interest Payment Date applicable thereto, and (C) third, to any Term Benchmark Borrowings then outstanding, and if more than one Term Benchmark Borrowing is then outstanding, to each such Term Benchmark Borrowing in order of priority beginning with the Term Benchmark Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Term Benchmark Borrowing with the most number of days remaining in the Interest Period applicable thereto.
(vi)Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.
(d)No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.
Section 3.05Fees.
(a)Commitment Fees. Except as otherwise provided in Section 2.09(a)(iii), the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the Termination Date (it being understood that LC Exposure shall constitute usage of the Commitments for purposes of this Section 3.05(a)). Accrued commitment fees shall be payable in arrears not later than fifteen (15) days after the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Term Benchmark Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank, for its own account, a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily stated amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable not later than fifteen (15) days after such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case participation and fronting fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Fee Letters.
(d)Borrowing Base Increase Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender then party to this Agreement, a Borrowing Base increase fee in an amount to be mutually agreed upon and to be set forth in a separate written agreement, payable on the effective date of any such increase to the Borrowing Base; provided, that such fees shall not be payable to any Lender to the extent that such Lender’s newly increased Commitment is less than or equal to such Lender’s highest previous Commitment amount during the term of this Agreement and to the extent that such Lender had previously received “Upfront” or “Borrowing Base Increase” fees (or any other comparable fees, however described) on such previous highest Commitment amount and such fees were calculated based on a maturity date that is the same as the “Maturity Date” in effect under this Agreement at the time of the Borrowing Base increase in question.
Article IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS
Section 4.01Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 11:00 a.m., Houston, Texas time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, then, subject to Section 10.02(c), such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participations as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 4.02Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

Section 4.03Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e), Section 4.02 or otherwise hereunder, then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), (a) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid or (b) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder, in the case of each of clauses (a) and (b) above, in any order as determined by the Administrative Agent in its discretion. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).
Section 4.04Collection of Proceeds of Production. The Security Instruments comprised of deeds of trust and mortgages contain an assignment by the Borrower and/or the Guarantors to and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby. Notwithstanding the terms of any such assignment contained in such Security Instruments, unless an Event of Default has occurred and is continuing, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Administrative Agent and the Lenders will instead permit such proceeds to be paid to and retained by the Borrower and the Guarantors and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary or advisable to cause such proceeds to be paid to the Borrower and such Guarantors.
Article V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY
Section 5.01Increased Costs.
(a)Changes in Law. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Term SOFR) or the Issuing Bank;
(ii)subject any Lender or the Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or the Issuing Bank or the applicable offshore market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, no Lender will be entitled to demand compensation for any increased cost or reduction set forth in this Section 5.01(a) to the extent it is not the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances under agreements permitting such compensation to be claimed at such time.
(b)Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time, upon receipt of a certificate described in the following subsection (c), the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered. Notwithstanding the foregoing, no Lender will be entitled to demand compensation for any increased cost or reduction set forth in this Section 5.01(b) to the extent it is not the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances under agreements permitting such compensation to be claimed at such time.
(c)Certificates. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(d)Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof.
Section 5.02Break Funding Payments. With respect to Term Benchmark Loans, in the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.05, then, in any such event, the Borrower shall (to the extent requested in writing by any applicable Lender) compensate such Lender for the loss, cost and expense attributable to such event. With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 5.05, then, in any such event, the Borrower shall (to the extent requested in writing by any applicable Lender) compensate such Lender for the loss, cost and expense attributable to such event.
A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
Section 5.03Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 5.03(a), the Borrower shall timely pay any Other Taxes to the relevant Governmental

Authority in accordance with applicable law or, at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.
(c)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability under this Section 5.03 delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
(d)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Withholding Agent, at the time or times reasonably requested by the Withholding Agent, such properly completed and executed documentation reasonably requested by the Withholding Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Withholding Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Withholding Agent as will enable the Withholding Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), Section 5.03(f)(ii)(B) and Section 5.03(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to the Withholding Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, United States federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)an executed copy of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN (or W-8BEN-E, as applicable); or

(4)to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner; and
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), an executed copy of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Withholding Agent to determine the withholding or deduction required to be made.
Each Lender agrees that if any form or certification it previously delivered under Section 5.03(f) or Section 5.03(g), expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Withholding Agent in writing of its legal inability to do so.
(g)FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.03(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Notwithstanding anything to the contrary in this Section 5.03(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(h) to the extent such payment would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts with respect to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Applicable Law. For purposes of this Section 5.03, the term “applicable law” includes FATCA.
(j)Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 5.04Mitigation Obligations; Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or Other Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 5.05Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or Other Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.04, or if any Lender becomes a Defaulting Lender or a Non-Consenting Lender hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)) all its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any assignment from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver, consent or Proposed Borrowing Base. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 5.06Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Term Benchmark Loans or RFR Loans (as applicable) either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Term Benchmark Loans (or, if applicable, RFR Loans) shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Term Benchmark Loans and/or RFR Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.
Article VI
CONDITIONS PRECEDENT
Section 6.01Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):
(a)The Administrative Agent, the Arranger and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least one (1) Business Day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, to the extent invoiced at least one (1) Business Day prior to the Effective Date, the fees and expenses of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent).
(b)The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary or a Responsible Officer of each of the Credit Parties setting forth (i) resolutions of the members, board of directors or other appropriate governing body with respect to the authorization of each such Credit Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of each such Credit Party who are authorized to sign the Loan Documents to which such Credit Party is a party and who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the limited liability company agreements, limited partnership agreements, certificates of formation and certificates of limited partnership, as applicable, of each such Credit Party, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificates until the Administrative Agent receives notice in writing from the Borrower to the contrary.
(c)The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of each of the Credit Parties from any jurisdiction reasonably requested by the Administrative Agent.
(d)The Administrative Agent shall have received a closing certificate of a Responsible Officer of the Borrower, dated as of the Effective Date, certifying that (i) the representations and warranties of the Borrower in this Agreement and the other Loan Documents are true and correct, (ii) no Default or Event of Default then exists, (iii) the Borrower is solvent as of such date (as described in Section 7.22), (iv) the Borrower has received all consents and approvals required by Section 7.03 and (v) the Borrower has satisfied the condition in Section 6.01(q) and attaching fully executed copies of all material documents executed in connection with such Convertible Notes.
(e)The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.
(f)The Administrative Agent shall have received (i) customary payoff letters and lien releases (including UCC-3s and mortgage releases) in respect of the Existing Credit Agreement, in each case, in form and substance satisfactory to the Administrative Agent and (ii) a certificate signed by a Responsible Officer of the Borrower certifying that the Refinancing has been or will be consummated substantially concurrently with the Effective Date.
(g)The Administrative Agent shall have received a fully executed copy of the Security Agreement.
(h)The Administrative Agent shall have received an opinion of Latham & Watkins LLP, special counsel to the Borrower and the other Credit Parties, and of Stoel Rives LLP, special California counsel to the Borrower and the other Credit Parties, in each case, in form and substance reasonably satisfactory to the Administrative Agent.
(i)Subject to Section 8.21, the Administrative Agent shall have received certificates of insurance coverage of the Borrower and the other Credit Parties evidencing that the Borrower and the other Credit Parties are carrying insurance in accordance with Section 7.12.
(j)The Administrative Agent shall have received (i) the financial model referred to in Section 7.04(a), (ii) the Initial Reserve Report and (iii) the certificate with respect to the Initial Reserve Report covering the matters described in Section 8.12(c).

(k)The Administrative Agent shall have received a fully executed copy of (i) the First Lien Intercreditor Agreement and (ii) the Term Loan Credit Agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent, each of which shall be effective substantially concurrently with the Effective Date.
(l)The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries.
(m)The Administrative Agent shall have received appropriate UCC search certificates and county-level real property record search results reflecting no prior Liens encumbering the Properties of the Borrower and the Restricted Subsidiaries for the State of Delaware and any other jurisdiction requested by the Administrative Agent, other than those being assigned or released on or prior to the Effective Date or Permitted Liens.
(n)The Administrative Agent shall have received, and satisfactorily completed its review of, all due diligence information regarding the Credit Parties as it shall have requested including to the extent requested information regarding environmental matters, business matters, litigation, tax matters, accounting matters, insurance matters, labor matters, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, contingent liabilities, the delivery of satisfactory maintenance case financial projections and other legal matters of the Borrower and its Subsidiaries.
(o)The Administrative Agent and each Lender shall have received (i) from the Credit Parties at least five (5) Business Days prior to the Effective Date all documentation and other information that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification at least five (5) Business Days prior to the Effective Date.
(p)The DPA Order shall be in full force and effect and shall not have stayed, vacated or reversed or amended, supplemented or otherwise modified in a manner adverse to the interests of the Lenders without the consent of the Arranger.
(q)The Borrower shall have received, or concurrently with the consummation of the Transactions on the Effective Date will receive, aggregate net cash proceeds pursuant to the Convertible Notes, the Effective Date Equity Offering and the loans made on the Effective Date under the Term Loan Credit Agreement in an amount sufficient to pay the payoff amount set forth in the payoff letter referred to in Section 6.01(f)(i).
Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. All documents executed or submitted pursuant to this Section 6.01 by and on behalf of the Borrower or any of its Subsidiaries shall be in form and substance satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
Section 6.02Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)(i) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing and (ii) at the time of and immediately after giving effect to such Borrowing, the Consolidated Cash Balance shall not be in excess of the Consolidated Cash Balance Threshold.
(b)The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that (i) any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date and (ii) any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, in which case such representation and warranty (to the extent so qualified) shall continue to be true and correct in all respects.
(c)The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement and no litigation shall be pending or threatened in writing, which does or, with respect to any such threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.
(d)The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit (or an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.08(b), as applicable.
(e)The Borrowing Base shall have been determined to be greater than $0.00, and the Loan Documents shall be in full force and effect.
Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (c).

Article VII
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
Section 7.01Organization; Powers. Each of the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and, except as set forth on Schedule 7.01, has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications or be in good standing could not reasonably be expected to have a Material Adverse Effect.
Section 7.02Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate, limited liability company, or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership action and, if required, action by any holders of its Equity Interests (including any action required to be taken by any class of directors, managers or supervisors, whether interested or disinterested, as applicable, of the Borrower or any other Person, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 7.03Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of its Equity Interests or any class of directors, managers or supervisors, as applicable, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect, other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the limited liability company agreements, charter, bylaws or other organizational documents of the Borrower or any Restricted Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other agreement regarding Material Debt or Swap Agreements, in each case, binding upon the Borrower or any Restricted Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Restricted Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04Financial Condition; No Material Adverse Change.
(a)The Borrower has heretofore furnished to the Administrative Agent a financial model. Such projections contained in such model were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made available to the Lenders, it being understood that such projections are not to be viewed as facts and that actual results may vary materially from such projections and that the Borrower makes no representation that such projections will be realized.
(b)Since December 31, 2025, there has been no Material Adverse Effect.
(c)Neither the Borrower nor any Restricted Subsidiary has on the date hereof, after giving effect to the Transactions, any material Debt (including Disqualified Capital Stock) or any contingent liabilities, material off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that, in each case, would be required by GAAP to be reflected in audited financial statements, except as referred to or reflected or provided for in written information provided by Borrower to Administrative Agent and the Lenders prior to the date hereof.
Section 7.05Litigation.
(a)Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Restricted Subsidiary (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve the validity or enforceability of any Loan Document or the Transactions (including any provision relating to the Credit Parties’ obligations to repay the Obligations or any provision relating to the validity or perfection of any Lien created by any Loan Document).
(b)Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in a Material Adverse Effect.
Section 7.06Environmental Matters. Except for matters set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)the Borrower and the Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;
(b)the Borrower and the Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of the Borrower or the Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental

Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be denied;
(c)there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Borrower’s knowledge, threatened against the Borrower or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties;
(d)none of the Properties of the Borrower or any Subsidiary contain or have contained any: underground storage tanks; asbestos-containing materials; landfills or dumps; hazardous waste management units as defined pursuant to RCRA or any comparable state law; or sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;
(e)there has been no Release of Hazardous Materials at, on, under or from the Borrower’s or any Subsidiary’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;
(f)none of the Borrower or any Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any Subsidiary’s Properties and, to the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice;
(g)there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or any Subsidiary’s Properties that could reasonably be expected to form the basis for a claim for damages or compensation; and
(h)the Borrower and its Subsidiaries have made available to the Administrative Agent complete and correct copies of all environmental site assessment reports, and studies on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) requested by the Administrative Agent that are in the Borrower’s or any Subsidiary’s possession or control and relating to the Borrower’s or any Subsidiary’s Properties or operations thereon.
Section 7.07Compliance with the Laws and Agreements; No Defaults.
(a)Except as set forth on Schedule 7.07, each of the Borrower and each Restricted Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where (i) the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or (ii) such non-compliance is being contested in good faith by appropriate proceedings diligently conducted.
(b)Neither the Borrower nor any Restricted Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or such Restricted Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or similar instrument pursuant to which any Material Debt is outstanding or by which the Borrower or any Restricted Subsidiary or any of their Properties is bound.
(c)No Default has occurred and is continuing.
Section 7.08Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 7.09Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all federal income Tax returns and reports, and all other material Tax returns and reports, required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No material Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.
Section 7.10ERISA.
(a)Except as could not reasonably be expected to have a Material Adverse Effect:
(i)The Borrower, its Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.
(ii)Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.
(iii)No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (A) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (B) breach of fiduciary duty liability damages under section 409 of ERISA.
(iv)Full payment when due has been made of all amounts which the Borrower, its Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.

(b)Neither the Borrower, its Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.
(c)Neither the Borrower, its Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.
Section 7.11Disclosure; No Material Misstatements.
(a)Taken as a whole, the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date such information is dated or certified; provided that (i), with respect to projected financial information, pro forma financial information, prospect information, geological and geophysical data, Reserve Reports and engineering projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Borrower makes no representation that such projections will be realized) and (ii) as to statements, information and reports supplied by third parties, the Borrower represents only that it is not aware of any material misstatement or omission therein. There are no statements or conclusions in any Reserve Report which are based upon or include material misleading information or fail to take into account material information known to the Borrower regarding the matters reported therein, provided that (A) with respect to any Reserve Report prepared by one or more Approved Petroleum Engineers, the Borrower represents only that it exercised due care in furnishing information to such Approved Petroleum Engineers so that they could prepare such Reserve Report, and that such information was not misleading and did not fail to take into account material information known to the Borrower regarding the matters reported therein, and (B) it is understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and its Restricted Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.
(b)As of the Effective Date, all of the information included in the Beneficial Ownership Certification is true and correct.

Section 7.12Insurance. The Borrower has, and has caused all of its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Subsidiaries. Subject to Section 8.21(a), the Administrative Agent has been named as additional insured in respect of such liability insurance policies and the Administrative Agent has been named as lender loss payee with respect to Property loss insurance covering the Collateral pursuant to the Security Instruments.
Section 7.13Restriction on Liens. Except as set forth on Schedule 7.13, neither the Borrower nor any Restricted Subsidiary is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent for the benefit of the Secured Parties on or in respect of their Properties to secure the Obligations and the Loan Documents, or restricts any Restricted Subsidiary from paying dividends or making any other distributions in respect of its Equity Interests to the Borrower or any Restricted Subsidiary, or restricts any Restricted Subsidiary from making loans or advances to the Borrower or any Restricted Subsidiary, or which requires the consent of other Persons in connection therewith, except, in each case, for such encumbrances or restrictions permitted under Section 9.14.
Section 7.14Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall upon disclosure be deemed a supplement to Schedule 7.14, the Borrower has no Subsidiaries. The Borrower has no Foreign Subsidiaries.
Section 7.15Location of Business and Offices. The Borrower’s jurisdiction of organization is the State of Delaware, the name of the Borrower as listed in the public records of its jurisdiction of organization is Sable Offshore Corp., and the organizational identification number of the Borrower in its jurisdiction of organization is 3903765 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(j) in accordance with Section 12.01). The Borrower’s chief executive office is located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(j) and Section 12.01(c)). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(j)).
Section 7.16Properties; Titles; Etc. Except as set forth on Schedule 7.16:
(a)Except for Immaterial Title Deficiencies, each of the Borrower and the Restricted Subsidiaries has good and defensible title to its respective Proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report (except for those Oil and Gas Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms) and good title to all its material personal Properties, in each case, free and clear of all Liens except Permitted Liens. After giving full effect to the Excepted Liens and any Immaterial Title Deficiencies, the Borrower or the Restricted Subsidiaries specified as the owners owns at least the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report (except for those Oil and Gas Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms), and the ownership of such Properties shall not in any material respect obligate the Borrower or the Restricted Subsidiaries to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiaries’ net revenue interest in such Property or the revenues therefrom.
(b)All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.
(c)The rights and Properties presently owned, leased or licensed by the Borrower and the Restricted Subsidiaries including, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business in all material respects in the same manner as their business has been conducted prior to the date hereof.
(d)All of the Properties of the Borrower and the Restricted Subsidiaries which are reasonably necessary for the operation of their businesses are maintained in accordance with prudent business standards.
(e)The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Restricted Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.
Section 7.17Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Proved Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Restricted Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases, or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties of the Borrower and its Restricted Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Proved Oil and Gas

Property of the Borrower or any Restricted Subsidiary is subject to having allowable production reduced below the full and regular allowable production (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) the wells comprising a part of the Proved Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Restricted Subsidiary are producing only from such Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) in which the Borrower or such Restricted Subsidiary owns an interest. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Restricted Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).
Section 7.18Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net aggregate basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of the Restricted Subsidiaries to deliver Hydrocarbons produced from their Proved Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding the greater of (a) 500,000 mcf and (b) 2.5% of the aggregate annual production of gas from the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries during the most recent calendar year (on an mcf equivalent basis).
Section 7.19Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, or hereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment, for the sale of production from the Borrower’s and its Restricted Subsidiaries’ Hydrocarbons (including, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that pertain to the sale of production at a fixed price and have a maturity or expiry date of longer than six (6) months from the date hereof.
Section 7.20Swap Agreements and Qualified ECP Counterparty. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(f), as of the date of (or as of the date(s) otherwise set forth in) such report, sets forth, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, effective date, term or termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto other than Loan Documents (including any margin required or supplied) and the counterparty to each such agreement. The Borrower is a Qualified ECP Counterparty.
Section 7.21Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (a) to provide working capital for exploration and production operations, (b) to fund capital expenditures related to the Credit Parties’ drilling program, (c) for acquisitions of Oil and Gas Properties and (d) for general company purposes (including, but not limited to, any permitted Investments or Restricted Payments). The Borrower and its Restricted

Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, Regulation U or Regulation X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used by any Credit Party for any purpose which violates the provisions of Regulation T, Regulation U or Regulation X of the Board.
Section 7.22Solvency. After giving effect to the Transactions contemplated hereby (including each Borrowing made hereunder and each issuance or extension of any Letter of Credit made hereunder), (a) the aggregate assets (after giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, (b) each of the Borrower and the Guarantors has not incurred and does not intend to incur, and does not believe that it has incurred, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash it reasonably expects could be received and the amounts that it reasonably expects could be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures, and (c) each of the Borrower and the Guarantors does not have (and does not have reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.
Section 7.23Anti-Corruption Laws and Sanctions; USA Patriot Act. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries and their respective officers, directors and employees and, to the knowledge of the Borrower, their respective agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) the Borrower and its Subsidiaries or, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions. The Borrower and each of its Subsidiaries is in compliance with the USA Patriot Act.
Section 7.24Outbound Investment Rules. Neither the Borrower nor any of its Restricted Subsidiaries (a) is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules, (b) currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction” if engaged in by a “U.S. person” as each such term is defined in the Outbound Investment Rules, or (c) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Section 7.25Affected Financial Institutions. No Credit Party is an Affected Financial Institution.
Section 7.26Plan Assets; Prohibited Transactions. Neither the Borrower nor any of its Restricted Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the

Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan or the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
Article VIII
AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full (other than contingent indemnification obligations for which no claims have been made) and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 8.01Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent (for prompt delivery to the Lenders):
(a)Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 75 days after the end of each fiscal year of the Borrower, its audited consolidated Financial Statements as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ham, Langston & Brezina, L.L.P. or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated Financial Statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
(b)Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending June 30, 2026, its unaudited Financial Statements as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
(c)Certificate of Financial Officer – Compliance. Concurrently with any delivery of Financial Statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating whether the Borrower and its Restricted Subsidiaries were in compliance with the financial covenants set forth in Section 9.01 as at the end of such fiscal year or fiscal quarter, as the case may be, and (iii) stating whether any change in the application of GAAP to the Borrower’s Financial Statements has occurred since the date of the most recent Financial Statements previously delivered in connection with this Agreement, and, if any such change has occurred, specifying the effect of such change on the Financial Statements accompanying such certificate.
(d)12-Month Forecast. Concurrently with the delivery of each June 30th and December 31st Reserve Report of each year pursuant to Section 8.12(a), a twelve-month cash flow and capital expenditure forecast for the Borrower and its Restricted Subsidiaries for such period, including the projected monthly production of Hydrocarbons by the Borrower and its Restricted Subsidiaries and the assumptions used in calculating such projections, the projected capital expenditures to be incurred by the Borrower and its Restricted Subsidiaries and projected cash flows, and such other information as may be reasonably requested by the Administrative Agent; it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and production and cost estimates contained in such budgets and projections are necessarily based upon professional opinions, estimates and projections and that the Borrower and its Restricted Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.
(e)[Reserved].
(f)Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of Financial Statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the end of such fiscal quarter or fiscal year, as applicable (or as of a more recent date), a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the estimated mark to market value thereof, any new credit support agreements relating thereto (other than the Loan Documents) not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.
(g)Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of Financial Statements under Section 8.01(a), one or more certificates of insurance coverage from the Borrower’s insurance broker or insurers with respect to the insurance required by Section 8.07, in form reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent, all copies of the applicable policies.
(h)SEC and Other Filings; Reports to Shareholders. For so long as the Borrower or any of its Restricted Subsidiaries is subject to SEC requirements for public reporting, then promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(i)Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement with respect to Material Debt, other than this Agreement, and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.
(j)Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within fifteen (15) days prior thereto, or such shorter time as the Administrative Agent may agree to in its sole discretion, with respect to subclauses (i), (iii) or (iv) of this clause (j)) of any change (i) in the Borrower or any Guarantor’s legal name, (ii) in any trade name used to identify the Borrower or any Guarantor in the conduct of its business or in the ownership of its Properties, (iii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iv) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (v) in the Borrower or any Guarantor’s organizational identification number in such jurisdiction of organization, and (vi) in the Borrower or any Guarantor’s federal taxpayer identification number.
(k)Notice of Liquidations. In the event the Borrower or any Restricted Subsidiary receives any notice of early termination of any Swap Agreement to which the Borrower or any Restricted Subsidiary is a party from any of its counterparties, or any Swap Agreement to which the Borrower or any Restricted Subsidiary is a party is Liquidated resulting in cash payments to the Borrower or any Restricted Subsidiary in excess of $5,000,000, in each case, written notice, promptly thereafter (and any event, not more than five (5) Business Days’ thereafter), of such early termination notice or such Liquidation.
(l)Production Report and Lease Operating Statements. Concurrently with any delivery of Financial Statements under Section 8.01(a) or Section 8.01(b), a summary report setting forth, for each calendar month during the then current fiscal year to the end of such fiscal quarter, the volume of production and sales attributable to production (and the average prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.
(m)Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate of formation, limited liability company agreement, articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Borrower or any Restricted Subsidiary, if such amendment, modification or supplement could reasonably be expected to be material to the Lenders or would have a direct impact on provisions set forth in the Loan Documents.
(n)List of Purchasers. Promptly following any request therefor, a list of all Persons purchasing Hydrocarbons from the Borrower or any other Credit Party.

(o)Notice of Casualty Events. Prompt written notice (but in no event later than five (5) Business Days after any Responsible Officer of Borrower obtains knowledge thereof) of the occurrence of any Casualty Event with respect to Property having a fair market value in excess of the Threshold Amount or the commencement of any condemnation proceeding that could reasonably be expected to result in a Casualty Event with respect to Property having a fair market value in excess of the Threshold Amount.
(p)Opening of Accounts. Prompt written notice (such notice to include reasonably detailed information regarding the account number, purpose and applicable bank or other institution in respect of such Deposit Account, Commodity Account or Securities Account) of any Deposit Account, Commodity Account or Securities Account (other than an Excluded Account) opened by the Borrower or any Guarantor.
(q)Notice of Litigation. Within five (5) Business Days after the last day of each calendar month, written notice of, to the extent a Responsible Officer of the Borrower obtains knowledge thereof, the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Subsidiaries not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, has a reasonable probability of an adverse determination and, if adversely determined, could reasonably be expected to result in damages in excess of $5,000,000.
(r)Other Requested Information. Promptly following any reasonable request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary (including any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent (or any Lender which has requested through the Administrative Agent) may reasonably request; or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation or applicable “know your customer” requirements under the USA Patriot Act or other applicable anti-money laundering laws.
(s)Certificate of Financial Officer – Available Free Cash Flow.
(i)Not less than three (3) Business Days (or such shorter time as the Administrative Agent may agree to in its sole discretion) prior to effecting a Free Cash Flow Utilization, a certificate of a Financial Officer in substantially the form of Exhibit I hereto setting forth the amounts of (i) Free Cash Flow for the most recently completed Rolling Period, in each case, for which Financial Statements have been delivered for the Borrower pursuant to Section 8.01(a), Section 8.01(b) or Section 8.01(s)(ii), as applicable, (ii) Available Free Cash Flow as of the date of delivery of such certificate and (iii) Available Free Cash Flow immediately after giving effect to such Free Cash Flow Utilization.

(ii)In the Borrower’s sole discretion, the Borrower may, but is not obligated to, deliver unaudited Financial Statements within 45 days following the last day of the fourth fiscal quarter of each fiscal year in accordance with the terms, provisions and requirements of Section 8.01(b).
(iii)The Borrower shall be deemed to have delivered reports and other information referred to in clauses (a), (b), and (h) of this Section 8.01 when (A) such reports or other information have been posted on the Internet website of the Securities and Exchange Commission (http://www.sec.gov) or on Borrower’s Internet website as previously identified to the Administrative Agent and Lenders and (B) the Borrower has notified the Agents by electronic mail of such posting.
Section 8.02Notices of Material Events. The Borrower will furnish to the Administrative Agent for each Lender prompt (and in any event within five (5) Business Days after any Responsible Officer of the Borrower obtains knowledge thereof) written notice of the following:
(a)the occurrence of any Default;
(b)the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Subsidiaries not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, has a reasonable probability of an adverse determination and, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)the occurrence of any Material Adverse Effect; and
(d)any action, investigation or inquiry by any Governmental Authority threatened in writing or any demand or lawsuit threatened in writing by any Person against the Borrower or its Subsidiaries or their Properties, in each case, alleging violation of, or liability under, Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of the Threshold Amount, not fully covered by insurance, subject to normal deductibles.
Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 8.03Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.
Section 8.04Payment of Obligations. The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Restricted Subsidiaries, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in the seizure or levy of any material Property of the Borrower or any Restricted Subsidiary.
Section 8.05Performance of Obligations under Loan Documents. The Borrower will pay the Loans in accordance with the terms hereof, and the Borrower will, and will cause each Restricted Subsidiary to, perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents.
Section 8.06Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each Restricted Subsidiary to:
(a)operate its Proved Oil and Gas Properties and other material Properties or cause such Proved Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Proved Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its Proved Oil and Gas Properties and other Properties material to the conduct of its business, including all equipment, machinery and facilities, unless the Borrower determines in good faith that the continued maintenance of such Oil and Gas Properties and other Properties is no longer economically desirable, necessary or useful to the business of the Credit Parties or such Oil and Gas Properties or other Properties are sold, assigned or transferred in a disposition permitted by Section 9.11, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(c)promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Proved Oil and Gas Properties and do all other things necessary to keep unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(d)promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with customary industry standards, the obligations required by the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Proved Oil and Gas Properties and other material Properties.
(e)operate its Proved Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.
To the extent the Borrower and its Restricted Subsidiaries are not the operator of any Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 8.06, but failure of the operator to so comply will not constitute a Default or Event of Default.
Section 8.07Insurance.
(a)The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, (i) insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (ii) in accordance with all Governmental Requirements. Subject to Section 8.21(a), the loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent as “additional insured” or “lender loss payee and mortgagee”, as applicable, and provide that the insurer will endeavor to give at least thirty (30) days prior notice of any cancellation to the Administrative Agent (or, in the case of the non-payment of premiums, ten (10) days prior notice).
(b)If any portion of any improved Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard” area with respect to which flood insurance has been made available under the Flood Insurance Regulations, then Borrower shall, or shall cause the applicable Subsidiary to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Regulations, (ii) cooperate with the Administrative Agent and provide information reasonably required by the Administrative Agent to comply with the Flood Insurance Regulations and (iii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.
Section 8.08Books and Records; Inspection Rights. The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent (which may include any Lender designated by the Administrative Agent), upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as reasonably requested. Notwithstanding anything to the contrary contained herein, any visitation or inspection of the Properties located offshore (the “Offshore Properties”) shall be at the sole cost, risk and expense of the Persons, including the representatives and independent contractors of Administrative Agent or Lender designated by Administrative Agent, as applicable, vising the Offshore Properties, and access to the Offshore Properties shall only be granted following (i) execution by such Persons of a customary release and waiver or boarding agreement and (ii) receipt by the Borrower of evidence reasonably satisfactory to it that such Persons have appropriate training and are covered by appropriate insurance.
Section 8.09Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce such policies and procedures, if any, as they reasonably deem appropriate, in light of their businesses and international activities (if any), to ensure compliance by the Borrower, its Subsidiaries and each of their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. For the avoidance of doubt, (A) the Borrower’s compliance with the DPA Order and (B) any alleged non-compliance with laws, rules, regulations and orders of any Governmental Authority that is being contested in good faith by appropriate proceedings diligently conducted shall not constitute a breach of this Section 8.09.
Section 8.10Environmental Matters.
(a)The Borrower will at its sole expense: (i) comply, and cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, to the extent the breach thereof could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or its Subsidiaries’ operations except in compliance with applicable Environmental Laws, to the extent such Release or threatened Release could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, to the extent such failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, to the extent failure to do so could reasonably be expected to have a Material Adverse Effect;

(v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to cause the Borrower or its Subsidiaries to owe damages or compensation that could reasonably be expected to cause a Material Adverse Effect; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, to the extent failure to do so could reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, (A) the Borrower’s compliance with the DPA Order and (B) any alleged non-compliance with Environmental Laws that is being contested in good faith by appropriate proceedings diligently conducted shall not constitute a breach of this Section 8.10.
(b)In connection with any acquisition by any Credit Party of any Proved Oil and Gas Property, other than an acquisition of additional interests in Proved Oil and Gas Properties in which such Credit Party previously held an interest, to the extent any Credit Party obtains or is provided with same, the Borrower will, and will cause each other Credit Party to, promptly following any Credit Party’s obtaining or being provided with the same, deliver to the Administrative Agent such final and non-privileged material environmental reports of such Proved Oil and Gas Properties as are reasonably requested by the Administrative Agent, the delivery of which will not violate any applicable confidentiality agreement entered into in good faith with an unaffiliated third party.
Section 8.11Further Assurances.
(a)The Borrower at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.
(b)The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, describing all or any part of the Collateral without the signature of the Borrower or any other Credit Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. The Borrower acknowledges and agrees that any such financing statement may describe the collateral as “all assets” of the applicable Credit Party or words of similar effect as may be required by the Administrative Agent.

Section 8.12Reserve Reports.
(a)On or before March 1st and September 1st of each year, commencing September 1, 2026, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Proved Oil and Gas Properties of the Borrower and its Restricted Subsidiaries as of the immediately preceding December 31st or June 30th, respectively. The Reserve Report as of December 31st of each year shall be prepared by one or more Approved Petroleum Engineers, and the Reserve Report as of June 30th of each year shall be prepared either by Approved Petroleum Engineers or by the Borrower’s internal reserve engineering staff in accordance with the procedures used in the immediately preceding December 31st Reserve Report (or the Initial Reserve Report if a December 31st Reserve Report has not previously been delivered hereunder); provided that, for the avoidance of doubt, the June 30, 2026 Reserve Report shall include the Proved Oil and Gas Properties associated with “Platform Hondo”, which were not included in the Initial Reserve Report.
(b)In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared either by Approved Petroleum Engineers or by the Borrower’s internal reserve engineering staff, in each case in accordance with the procedures used in the immediately preceding December 31st Reserve Report (or the Initial Reserve Report if a December 31st Reserve Report has not previously been delivered hereunder). For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than 30 days following the receipt of such request.
(c)With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying on behalf of the Borrower that in all material respects: (i) the Borrower acted in good faith and utilized reasonable assumptions and due care in the preparation of such Reserve Report and to its knowledge there are no statements or conclusions in such Reserve Report which are based upon or include material misleading information or fail to take into account material information known to it regarding the matters reported therein, (ii) each Credit Party has good and defensible title to its Proved Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Permitted Liens, (iii) except as set forth on an exhibit to the certificate, on a net aggregate basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Proved Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Restricted Subsidiary to deliver Hydrocarbons either generally or produced from such Proved Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Proved Oil and Gas Properties of the Credit Parties have been sold since the date of the most recent Reserve Report delivered hereunder except as set forth on an exhibit to the certificate, which certificate shall list all of such Proved Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and

(vi) attached thereto is a schedule of the Proved Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties.
Section 8.13Title Information.
(a)On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Proved Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information (as appropriate for the various categories of Proved Reserves) on at least eighty-five percent (85%) of the total value of the Proved Oil and Gas Properties evaluated by such Reserve Report.
(b)If the Borrower has provided title information for additional Proved Oil and Gas Properties under Section 8.13(a) the Borrower shall, within sixty (60) days after notice from the Administrative Agent that title defects (excluding Permitted Liens and Immaterial Title Deficiencies) exist with respect to such additional Proved Oil and Gas Properties, either (i) cure any such title defects which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with satisfactory title information having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least eighty-five percent (85%) of the total value of the Proved Oil and Gas Properties evaluated by such Reserve Report.
(c)If the Borrower fails to cure any title defect (excluding Permitted Liens and Immaterial Title Deficiencies) requested by the Administrative Agent to be cured within the 60-day period or the Borrower fails to comply with the requirements to provide acceptable title information covering at least eighty-five percent (85%) of the total value of the Proved Oil and Gas Properties evaluated in the most recent Reserve Report, such failure shall not be a Default or an Event of Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. Such remedy is to have the Administrative Agent declare that such unacceptable Mortgaged Property shall not count towards the eighty-five percent (85%) requirement and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information as provided in Section 8.13(a). This new Borrowing Base shall become effective immediately after the Borrower’s receipt of such notice.
Section 8.14Additional Collateral; Additional Guarantors.
(a)In connection with the delivery thereof, the Borrower shall review the most recently completed Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least (x) eighty-

five percent (85%) of the total value of the Proved Oil and Gas Properties and (y) ninety-five percent (95%) of the total value of the PDP Reserves, in each case, evaluated in such Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least (x) eighty-five percent (85%) of the total value of the Proved Oil and Gas Properties and (y) ninety-five percent (95%) of the total value of the PDP Reserves, then the Borrower shall, and shall cause the Restricted Subsidiaries to, grant, within 30 days (or such longer period of time as may be acceptable to the Administrative Agent) after delivery of the certificate required under Section 8.12(c), to the Administrative Agent, as security for the Obligations, a first priority Lien interest (subject only to Permitted Liens) on additional Proved Oil and Gas Properties and/or PDP Reserves of the Credit Parties that are not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least (x) eighty-five percent (85%) of the total value of the Proved Oil and Gas Properties and (y) ninety-five percent (95%) of the total value of the PDP Reserves, together with, with respect to such additional Proved Oil and Gas Properties and PDP Reserves, customary legal opinions as shall reasonably be requested by the Administrative Agent. All such Liens will be created and perfected by and in accordance with the provisions of Mortgages or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.
(b)In the event that (x) the Borrower forms or acquires any Restricted Subsidiary other than an Immaterial Subsidiary or (y) any Restricted Subsidiary that is not a Guarantor hereunder guarantees the Obligations (as defined in the Term Loan Credit Agreement) under the Term Loan Credit Agreement, the Borrower shall promptly cause such Restricted Subsidiary to guarantee the Obligations pursuant to the Security Agreement and to grant a lien and security interest in all of its Collateral (as defined in the Security Agreement) pursuant to the Security Agreement. In connection therewith, the Borrower shall, or shall cause the applicable Restricted Subsidiary and, in the case of clause (ii) below, cause any Credit Party that owns any Equity Interests of the new Restricted Subsidiary, to, (i) execute and deliver the Security Agreement (or a supplement or joinder thereto, as applicable) executed by such Restricted Subsidiary, (ii) pledge all of the Equity Interests of such new Restricted Subsidiary that are owned by any Credit Party (including delivery of original stock certificates evidencing the Equity Interests of such Restricted Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.
(c)The Borrower will at all times cause the other material tangible and intangible assets of the Borrower and each Restricted Subsidiary (including all Swap Agreements) to be subject to a Lien of the Security Instruments, excluding the assets excluded from the Collateral under the Security Instruments.
(d)In the event that any Credit Party, or any Person that becomes a Credit Party pursuant to Section 8.14(b), acquires any Material Midstream Property that is not then subject to a Mortgage in favor of the Administrative Agent, then within sixty (60) days after such acquisition (or such later date as the Administrative Agent may agree in its sole discretion), such Credit Party shall deliver to the Administrative Agent a Mortgage encumbering such Material Midstream Property, together, with respect to such Material Midstream Property, (i) to the extent such Material Midstream Property includes any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations), a completed flood hazard determination and, if such Mortgaged Property is located in a “special flood hazard area”, a copy of a notification to the applicable Credit Parties of that fact and (if applicable) notification to the applicable Credit Parties that flood insurance coverage is not available and evidence of the receipt by the applicable Credit Parties of such notice, and if required by Flood Insurance Regulations, evidence of required flood insurance as required by this Agreement, (ii) customary legal opinions as shall reasonably be requested by the Administrative Agent, (iii) such title information as the Administrative Agent may reasonably request and (iv) to the extent reasonably requested by the Administrative Agent with respect to any processing plants, gathering systems or storage facilities included within such Material Midstream Property, any consents, waivers or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, but only to the extent obtainable by the Borrower through the use of commercially reasonable efforts, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent; provided that, in the event that any Material Midstream Property is subject to a consent, waiver or estoppel that requires the consent, waiver or estoppel of a third party in order for a Credit Party to provide a Mortgage covering such Material Midstream Property and such consent, waiver or estoppel is not obtained despite using such commercially reasonable efforts, such Material Midstream Property shall not be required to be subject to a Mortgage.
(e)Notwithstanding any provision in any of the Loan Documents to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by any Credit Party included in the Mortgaged Property (other than the LFC Facility or, with respect to any Material Midstream Property acquired after the Effective Date, any improvements and fixtures thereon) and no Building or Manufactured (Mobile) Home shall be encumbered by any Security Instrument other than any Mortgage in respect of the LFC Facility or any Material Midstream Property acquired after the Effective Date; provided, that (A) the applicable Credit Party’s interests in all lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home shall be included in the Mortgaged Property and shall be encumbered by all applicable Security Instruments and (B) the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, permit to exist any Lien on any Building or Manufactured (Mobile) Home except Excepted Liens or Liens evidenced by a Mortgage in respect of the LFC Facility or any Material Midstream Property acquired after the Effective Date.
Section 8.15ERISA Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (a) promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (b) immediately upon becoming aware of the occurrence of any

“prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer of the Borrower, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.
Section 8.16Commodity Exchange Act Keepwell Provisions. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Credit Party (other than the Borrower) that is not otherwise an “eligible contract participant” as defined in the Commodity Exchange Act in order for such Credit Party to honor its obligations under the Security Agreement including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 8.16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.16, or otherwise under this Agreement or any Loan Document, as it relates to such other Credit Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.16 shall remain in full force and effect until all Obligations are paid in full to the Lenders, the Administrative Agent and all other Secured Parties, and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section 8.16 constitute, and this Section 8.16 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 8.17Deposit Accounts; Commodity Accounts and Securities Accounts. The Borrower and each Guarantor will maintain, or cause to be maintained, all of such Credit Party’s Deposit Accounts with one or more of the Lenders or Affiliates of the Lenders and will not have or maintain any Deposit Accounts with any banks that are not Lenders or Affiliates of Lenders (other than Excluded Accounts); provided that if any Lender or Affiliate of a Lender is such a depository bank for the Borrower or any Guarantor and such Lender for any reason ceases to be a Lender party to this Agreement, the Borrower or such Guarantor (as applicable) shall be deemed to have satisfied the foregoing requirement so long as the Borrower or such Guarantor transitions its Deposit Accounts to another Lender or Affiliate of a Lender within thirty (30) days (or such longer period of time as may be acceptable to the Administrative Agent) following such cessation. Subject to Section 8.21, the Borrower and each Guarantor will cause each of their respective Deposit Accounts, Commodity Accounts or Securities Accounts (in each case, other than Excluded Accounts) to at all times be subject to an Account Control Agreement in accordance with and to the extent required by the Security Agreement (and subject to the First Lien Intercreditor Agreement), and the Borrower will, and will cause each of its Restricted Subsidiaries to, cause all cash payable to any of them to be deposited solely into Excluded Accounts or Deposit Accounts subject to such an Account Control Agreement.
Section 8.18[Reserved].
Section 8.19Operators’ Subordination Agreement. The Borrower will, and will cause each Restricted Subsidiary to, within thirty days following the Administrative Agent’s reasonable request therefor, deliver a lien subordination agreement in form and substance reasonably satisfactory to the Administrative Agent subordinating their operator Liens, if any, on any Mortgaged Property to the Administrative Agent’s security interest in the Mortgaged Property.
Section 8.20[Reserved].
Section 8.21Post-Closing Obligations. No later than:
(a)thirty (30) days following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall have delivered to the Administrative Agent insurance certificates and/or endorsements of the Borrower and the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent evidencing that the Administrative Agent has been named as lender loss payee and additional insured, as applicable, under each applicable insurance policy and otherwise in accordance with Section 8.07;

(b)thirty (30) days following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall cause all Commodity Accounts, Deposit Accounts and Securities Accounts (in each case, excluding those accounts which are Excluded Accounts) held by the Credit Parties as of the Effective Date to be subject to an Account Control Agreement in favor of the Administrative Agent (subject to the First Lien Intercreditor Agreement);

(c)five (5) Business Days following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Credit Parties shall have entered into, and shall thereafter maintain (except as otherwise required pursuant to Section 9.16(b)), Swap Agreements to hedge notional amounts of crude oil covering not less than, for each calendar month through December 15, 2028, 90% of the reasonably anticipated production of such crude oil from the Borrower and its Restricted Subsidiaries’ Oil and Gas Properties constituting PDP Reserves as projected for each such month based on the Initial Reserve Report (or other Engineering Reports reasonably satisfactory to the Administrative Agent), which Swap Agreements shall be in the form of (i) in the case of Swap Agreements hedging notional volumes through December 31, 2027, costless collars or fixed price swaps and (ii) in the case of Swap Agreements hedging notional volumes for calendar months thereafter, costless collars, puts (including deferred premium put options, in which the premium payment obligation is deferred to the expiration or settlement date of the applicable put option) or fixed price swaps, in each case of clauses (i) and (ii), excluding, for the avoidance of doubt, three-way collars, and with floor prices and/or strike prices, as applicable, that are acceptable to the Administrative Agent, and the Administrative Agent shall have received evidence satisfactory to the Administrative Agent of the foregoing;
(a)thirty (30) days (or, solely with respect to the Material Midstream Properties, forty-five (45) days) following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Mortgages in form and substance satisfactory to the Administrative Agent and the Borrower. To the extent not already delivered on the Effective Date, in connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be reasonably satisfied that the Security Instruments create (or will upon recording create) first priority, perfected Liens (subject only to Permitted Liens which are prior as a matter of law) on at least (x) eighty-five percent (85%) of the total value of the Proved Oil and Gas Properties and (y) ninety-five percent (95%) of the total value of the PDP Reserves, each as evaluated in the Initial Reserve Report and on all Material Midstream Properties as of the Effective Date;
(b)thirty (30) days (or, solely with respect to the Material Midstream Properties, forty-five (45) days) following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received title information satisfactory to it as the Administrative Agent may reasonably require with respect to the status of title to (i) at least 85% of the total value of the Proved Oil and Gas Properties evaluated in the Initial Reserve Report and (ii) any Material Midstream Property;
(c)thirty (30) days (or, solely with respect to the Material Midstream Properties, forty-five (45) days) following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received (i) with respect to each Mortgage customary legal opinions as shall reasonably be requested by the Administrative Agent and (ii) to the extent reasonably requested by the Administrative Agent, the Borrower shall deliver, or shall cause to be delivered for any Material Midstream Property comprising processing plants, gathering systems or storage facilities any consents, waivers or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, but only to the extent obtainable by the Borrower through the use of commercially reasonable efforts, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent; provided that, in the event that any Material Midstream Property is subject to a consent, waiver or estoppel that requires the consent, waiver or estoppel of a third party in order for a Credit Party to provide a Mortgage covering such Material Midstream Property and such consent, waiver or estoppel is not obtained despite using such commercially reasonable efforts, such Material Midstream Property shall not be required to be subject to a Mortgage;
(d)forty-five (45) days following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion) a completed flood hazard determination with respect to the LFC Facility and, to the extent located in a “special flood hazard area”, a copy of a notification to the applicable Credit Parties of that fact and (if applicable) notification to the applicable Credit Parties that flood insurance coverage is not available and evidence of the receipt by the applicable Credit Parties of such notice; and if required by Flood Insurance Regulations, evidence of required flood insurance as required by this Agreement; and
(e)promptly, and in any event within ten (10) days following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), but subject to the First Lien Intercreditor Agreement, the Administrative Agent shall have received certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each Restricted Subsidiary, to the extent such Equity Interests are certificated.

Article IX
NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full (other than contingent indemnification obligations for which no claims have been made) and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 9.01Financial Covenants.
(a)Consolidated Total Leverage Ratio. The Borrower will not permit, as of the last day of any Rolling Period, commencing with the first Rolling Period ending after the Borrowing Base is first determined to be greater than $0.00, the Consolidated Total Leverage Ratio to exceed 3.00 to 1.00.
(b)Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter, commencing with the first fiscal quarter ending after the Borrowing Base is first determined to be greater than $0.00, the ratio of (i) Consolidated Current Assets as of such date to (ii) Consolidated Current Liabilities as of such date to be less than 1.00 to 1.00.
(c)G&A Costs. The Borrower shall not permit the General and Administrative Costs for fiscal years 2027 and 2028 to exceed the General and Administrative Costs Cap.
Section 9.02Debt. The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt, except:
(a)the Loans and other Obligations arising under the Loan Documents, or any guaranty of or suretyship arrangement for the Loans and/or other Obligations arising under the Loan Documents;
(b)Debt under Finance Leases or that constitutes Purchase Money Debt; provided that the aggregate principal amount of all Debt incurred pursuant to this Section 9.02(b) at the time incurred, together with the principal amount outstanding of all other Debt incurred pursuant to this Section 9.02(b), shall not exceed (i) in respect of any office lease of the Credit Parties (to the extent such lease constitutes a Finance Lease), an aggregate amount not to exceed $5,000,000 owing for any fiscal year and (ii) in respect of any other Finance Lease or Purchase Money Debt, in aggregate principal amount of $5,000,000;
(c)intercompany Debt between the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries; provided that such Debt is subordinated to the Obligations as and to the extent set forth in the Security Agreement;
(d)Debt incurred under the Term Loan Credit Agreement in an aggregate principal amount not to exceed $675,000,000;
(e)[reserved];

(f)to the extent constituting Debt, obligations of the Borrower or any Restricted Subsidiary owing under Swap Agreements permitted by this Agreement and Bank Products;
(g)[reserved];
(h)    Debt incurred in respect of the Convertible Notes in an aggregate principal amount not to exceed $350,000,000 and any Permitted Refinancing thereof;
(i)    any obligation arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs, holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations, or similar obligations, in each case, incurred or assumed in connection with the Disposition or acquisition of any business, assets or Equity Interests of a Restricted Subsidiary in a transaction permitted hereunder;
(j)    [reserved];
(k)    [reserved];
(l)    to the extent constituting Debt, Taxes, assessments or other governmental charges or levies which are not past due for a period exceeding 60 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(m)    Debt in respect of or deposits made in connection with (either directly or indirectly by securing bank guarantees, letters of credit, warehouse receipts, surety bonds, sinking funds or similar facilities that in turn secure) workers’ compensation, unemployment insurance, social security, old age pension, public liability obligations or other forms of government benefits or insurance and obligations of a like nature which are not past due for a period exceeding 60 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(n)    to the extent constituting Debt, obligations to landlords’, lessors’, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case, arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties, each of which are not past due for a period exceeding 60 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(o)    to the extent constituting Debt, obligations under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not past due for a period exceeding 60 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(p)    to the extent constituting Debt, obligations related to banker’s liens, rights of set-off or similar rights and remedies arising in the ordinary course of business and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Restricted Subsidiaries to provide collateral to the depository institution;
(q)    Debt in respect of or deposits made in connection with (either directly or indirectly by securing bank guarantees, letters of credit, warehouse receipts, surety bonds, sinking funds or similar facilities that in turn secure) performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, sinking funds, statutory obligations, regulatory obligations, plugging and abandonment obligations and financial assurance or decommissioning obligations and other obligations of a like nature incurred in the ordinary course of business;
(r)    to the extent constituting Debt, Obligations in favor of depository banks arising under documentation governing deposit accounts or other funds maintained with a creditor depository institution for returned items, settlement item amounts, customary bank fees for maintaining deposit accounts and other related services, and similar items and fees;
(s)    to the extent constituting Debt, (A) customer deposits and advance payments (including progress premiums) received from customers for goods and services purchased in the ordinary course of business or (B) in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business;
(t)    Debt incurred to finance insurance premiums in an aggregate principal amount not to exceed the amount of such insurance premiums, in each case incurred in the ordinary course of business;
(u)    any Debt outstanding on the Effective Date and listed on Schedule 9.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;

(v)    other unsecured Debt in an aggregate principal amount not to exceed $100,000,000 so long as no Default or Event of Default shall have occurred and be continuing or would result from the incurrence thereof; provided that any such Debt in excess of the Threshold Amount shall not have any principal amortization, mandatory prepayments, early redemption offers or requirements that apply prior to the date that is 91 days after the Maturity Date or otherwise mature prior to the date that is 91 days after the Maturity Date; and
(w)    any guarantee of any other Debt permitted to be incurred hereunder.
Section 9.03Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:
(a)Liens securing the payment of any Obligations;
(b)Excepted Liens;
(c)Liens securing Finance Leases and Purchase Money Debt permitted by Section 9.02(b) but only on the Property under lease or the Property purchased, constructed or improved with such Purchase Money Debt, together with any improvements, fixtures or accessions to such Property and the proceeds of such Property, improvements, fixtures or accessions;
(d)Liens on Property (excluding Proved Oil and Gas Properties and Equity Interests of the Borrower or its Subsidiaries pledged as Collateral) so long as the aggregate principal amount of the obligations secured thereby does not at any time exceed $1,000,000 in the aggregate;
(e)Liens securing Debt incurred under Section 9.02(d) so long as the same is and remains subject to the First Lien Intercreditor Agreement as “First Lien Debt” (as defined in First Lien Intercreditor Agreement as in effect on the date hereof);
(f) [reserved];
(g)    Liens existing on the Effective Date and listed on Schedule 9.03 and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed (except for any repairs, replacements, additions, modifications, accessions and improvements thereto, insurance thereon and the proceeds of the foregoing), (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 9.02, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 9.02;
(h)    Liens (i) on cash or securities pledged to secure performance to the seller of any Property to be acquired in acquisitions permitted hereunder to be applied against the purchase price for such Property or representing a cash earnest money deposit or advance for any such potential acquisition or (ii) on Property arising from an agreement to Dispose of such Property to the extent permitted by this Agreement;

(i)    Liens deemed to exist or arise under repurchase agreements in connection with Investments;
(j)    Liens securing Debt permitted under Section 9.02(c) which are junior to the Liens securing the Obligations; and
(k)    (i) Liens on cash and cash equivalents that are earmarked to be used to satisfy or discharge Debt or contained in an escrow account subject to customary escrow arrangements; provided that (A) such cash and cash equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Debt that is to be satisfied or discharged, (B) such Liens extend solely to the account in which such cash and cash equivalents are deposited and are solely in favor of the Person or Persons holding the Debt (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged and (C) the satisfaction or discharge of such Debt is expressly permitted hereunder; and (ii) Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions.
This Section 9.03 shall be construed to allow the above Liens to cover and encumber all improvements, fixtures and/or accessions to the Property which are permitted to be subject to such Liens and all proceeds of such Property (including any insurance for such property) as determined in accordance with the Uniform Commercial Code.
Section 9.04Dividends and Distributions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, in each case, except:
(i)the Borrower may declare and pay distributions and dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);
(ii)Restricted Subsidiaries may declare and pay distributions and dividends ratably with respect to their Equity Interests;
(iii)the Borrower may make Restricted Payments with respect to its Equity Interests in an aggregate amount not to exceed Available Free Cash Flow so long as (A) no Default, Event of Default or Borrowing Base Deficiency exists at the time of such payment or would result therefrom, (B) the Borrowing Base is greater than $0.00 and there are no outstanding Loans at such time, (C) immediately after giving effect to such payment Available Free Cash Flow shall be greater than or equal to $0.00, (D) the Borrower shall have timely delivered the certificate required under Section 8.01(s)(i) with respect to such Restricted Payment and (E) immediately after giving effect to such Restricted Payment, the Consolidated Total Leverage Ratio on a pro forma basis is less than or equal to 1.25 to 1.00;
(iv)the Borrower may purchase, redeem or otherwise acquire Equity Interests issued by it in connection with any employee stock option agreement, employee warrant agreement or stock award or stock-based award agreement, in an aggregate amount not to exceed $2,500,000 in any fiscal year;
(e)    the Borrower may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its Equity Interests (to the extent not constituting Disqualified Capital Stock);
(f)    to redeem, acquire, retire or repurchase shares of Equity Interests (other than Disqualified Capital Stock) of the Borrower held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, estates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or Immediate Family Members) of the Borrower, any of the Borrower’s Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement in an aggregate amount not to exceed $2,500,000 in any fiscal year; and
(g)    the Borrower and its Restricted Subsidiaries may make payments of cash, dividends, distributions, advances or other Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of stock of any such Person.
Section 9.05Investments, Loans and Advances; Capital Expenditures. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Capital Expenditures or make or permit to exist any Investments in or to any Person, except that the foregoing restriction shall not apply to:
(a)Investments made prior to the Effective Date that are disclosed in Schedule 9.05;
(b)Cash Equivalents;
(c)Investments made by the Borrower in or to any Guarantor (including any newly formed Restricted Subsidiary that becomes a Guarantor in accordance with this Agreement) or made by any Subsidiary in or to the Borrower or any Guarantor (including any newly formed Restricted Subsidiary that becomes a Guarantor in accordance with this Agreement) (it being understood and agreed that this clause (c) may not be used to acquire a Person that subsequently becomes a Guarantor);
(d)subject to the limits in Section 9.06, to the extent, if any, constituting Investments, Investments of the type described in clause (c) of the definition thereof in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;

(e)[reserved];
(f)Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 or from accounts receivable arising in the ordinary course of business, which Investments are obtained by the Borrower or any other Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of, or difficulties in collecting from, the obligor in respect of such obligations, provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(f) exceeds the Threshold Amount;
(g)Investments constituting Debt permitted under Section 9.02 or deposits securing Liens permitted under Section 9.03;
(h)Investments in an aggregate amount not to exceed Available Free Cash Flow so long as (A) no Default, Event of Default or Borrowing Base Deficiency exists at the time of such Investment or would result therefrom, (B) immediately after giving effect to such Investment (and any Borrowings incurred in connection therewith), Availability is greater than or equal to twenty-five percent (25%) of the Commitments in effect at such time, (C) immediately after giving effect to such Investment (and any Borrowings incurred in connection therewith), the Consolidated Total Leverage Ratio on a pro forma basis is less than or equal to 1.25 to 1.00, (D) immediately after giving effect to such Investment, Available Free Cash Flow shall be greater than or equal to $0.00, (E) the Borrower shall have timely delivered the certificate required under Section 8.01(s)(i) with respect to such Investment and (F) the Borrowing Base is greater than $0.00;
(i)other Investments not otherwise permitted under this Section 9.05 in an aggregate amount not to exceed $5,000,000 for all such Investments made pursuant to this Section 9.05(i); and
(j)Capital Expenditures (i) not otherwise permitted under this Section 9.05 not in excess of (x) $205,000,000 for the fiscal year ending December 31, 2026 and (y) $100,000,000 for any fiscal year thereafter, (ii) not in excess of $150,000,000 in the aggregate in connection with the construction and installation of an offshore oil sales buoy in the vicinity of “Platform Harmony” for direct sales of crude oil (but only so long as all material permits (including obtaining a “Strategic Petroleum Reserves” designation from the U.S. Federal Government in accordance with applicable Governmental Requirements), easements and rights of way required for the buoy have been obtained), (iii) in connection with the replacement, repair or refurbishment of assets subject to a Casualty Event (other than any nationalization, taking under power of eminent domain or by condemnation or similar proceeding) or (iv) made after the Term Loan Credit Agreement (including for the avoidance of doubt any Permitted Refinancing thereof unless such Permitted Refinancing is unsecured) is terminated and repaid in full in cash;
(k)any guarantee of performance or other obligations (other than Debt), including obligations under oil and natural gas exploration, development, joint operating and related agreements and licenses or concessions, arising in the ordinary course of business and that are customary in the oil and gas business;

(l)    [reserved];
(m)    to the extent constituting Investments, Swap Agreements permitted by this Agreement and Bank Products;
(n)    (i) accounts or notes receivable arising from the grant of trade credit by the Borrower and its Restricted Subsidiaries or the purchase of assets and services from the Borrower and its Restricted Subsidiaries, in each case, in the ordinary course of business, (ii) advances in the form of a prepayment of fees and expenses by the Borrower or a Restricted Subsidiary, so long as such expenses are being paid in accordance with customary trade terms of the Borrower and its Restricted Subsidiaries, and (iii) Investments received in satisfaction or partial satisfaction thereof from account debtors and other credits to suppliers in the ordinary course of business arising from the settlement of delinquent obligations;
(o)    Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business; and
(p)    Investments held by a Person acquired (including by way of merger or consolidation) after the Effective Date otherwise in accordance with this Section 9.05 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation.
Section 9.06Nature of Business; No International Operations. The Borrower will not, and will not permit any Restricted Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. From and after the date hereof, the Borrower and its Restricted Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States, including, for the avoidance of doubt, the Outer Continental Shelf as defined in 43 U.S.C. § 1331. The Borrower shall at all times remain organized under the laws of the United States of America or any State thereof or the District of Columbia.
Section 9.07Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that the Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 9.08ERISA Compliance. Except for actions that would not reasonably be expected to result in a Material Adverse Effect, the Borrower will not, and will not permit any Subsidiary to, at any time:
(a)engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;
(b)fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto; or
(c)contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.
Section 9.09Sale of Notes or Receivables. Except for the sale of defaulted notes or accounts receivable in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any Restricted Subsidiary to, sell (with or without recourse) any of its notes receivable or accounts receivable to any Person other than the Borrower or any Guarantor.
Section 9.10Mergers, Etc. The Borrower will not, and will not permit any Restricted Subsidiary to, divide or merge into or with or consolidate with any other Person, or permit any other Person to divide or merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that (a) any Restricted Subsidiary may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing and surviving entity), (b) any Restricted Subsidiary may participate in a consolidation with another Restricted Subsidiary (provided that if a Credit Party is involved in such consolidation, such Credit Party shall be the continuing or surviving entity), (c) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, the Borrower and any Restricted Subsidiary may merge or consolidate with any other Person that is not a Subsidiary in a transaction in which the Borrower or another Credit Party, as applicable, is the surviving or continuing Person in connection with an Investment permitted under Section 9.05, (d) any Restricted Subsidiary may dispose of all or substantially all of its

Property (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; and (e) any Restricted Subsidiary may dissolve, liquidate or wind up its affairs if it owns no material assets, engages in no business and otherwise has no activities other than activities related to the maintenance of its existence and good standing.
Section 9.11Sale of Properties and Liquidation of Swap Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to sell, assign, farm-out, convey or otherwise transfer any Property or Liquidate any Swap Agreement in respect of commodities, except for:
(a)the sale of Hydrocarbons in the ordinary course of business;
(b)farmouts of undeveloped acreage and/or depths and assignments in connection with such farmouts;
(c)the sale or transfer of equipment and other personal property that is no longer necessary for the business of the Borrower or such Restricted Subsidiary or is replaced by equipment or personal property of at least comparable value and use;
(d)any Liquidation, provided that:
(i)no Event of Default shall exist or result from such Liquidation;
(ii)    the consideration received in respect of such Liquidation shall be cash or Cash Equivalents;
(iii)    the consideration received in respect of such Liquidation shall be equal to or greater than the fair market value of the Swap Agreement subject of such Liquidation (as reasonably determined by the board of managers, board of directors, or other comparable governing body of the Borrower), and, in each case, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect;
(iv)    the aggregate Liquidation Value of all Liquidations since the immediately preceding Scheduled Redetermination of the Borrowing Base shall not exceed ten percent (10%) of the Borrowing Base then in effect; provided that such ten percent (10%) limitation shall not in any event, prohibit any Credit Party from Liquidating any Swap Agreement to the extent required by Section 9.16(b);
(v)    if the aggregate Liquidation Value of all Swap Agreements that have been Liquidated since the immediately preceding Scheduled Redetermination of the Borrowing Base exceeds five percent (5%) of the Borrowing Base then in effect, the Borrower shall deliver to the Administrative Agent ten (10) Business Days’ prior written notice (or such shorter time as the Administrative Agent may agree to in its sole discretion) of such Liquidation and shall provide the Administrative Agent with such information in connection therewith as the Administrative Agent may reasonably request;

(vi)    if a Borrowing Base Deficiency exists after any resulting reduction in the Borrowing Base pursuant to Section 2.07(e), the Borrower shall prepay Borrowings in accordance with Section 3.04(c)(iii); and
(e)transfers of Properties among the Credit Parties; provided that (i) with respect to any transfers of Equity Interests in any Subsidiaries of the Borrower, the requirements of Section 8.14(b) are satisfied and (ii) with respect to any transfers of Proved Oil and Gas Properties or Midstream Assets, the transferee promptly delivers mortgages or other Security Instruments in favor of the Administrative Agent to the extent necessary to satisfy the requirements of Section 8.14;
(f)    dispositions which are deemed to occur as a result of Casualty Events;
(g)    dispositions not otherwise permitted under this Section 9.11; provided that the aggregate fair market value of all property disposed of in reliance on this clause (g) shall not exceed $5,000,000 from and after the Effective Date; and
(h)    any disposition for fair market value and 100% cash consideration that is not a Borrowing Base Property Disposition so long as no Event of Default shall have occurred and be continuing or would result therefrom; provided, that, so long as the Term Loan Credit Agreement has not been terminated and repaid in full in cash, any net cash proceeds shall be applied to the prepayment of the Term Loan Credit Agreement in accordance with the terms thereof;
provided that, notwithstanding anything to the contrary, the Borrower and its Restricted Subsidiaries shall not be permitted to sell, transfer, or otherwise dispose of any Midstream Asset other than pursuant to Section 9.11(c), Section 9.11(f) or Section 9.11(g).
Section 9.12Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Borrower and any Restricted Subsidiary) unless such transaction is upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate. The restrictions set forth in this Section 9.12 shall not apply to (a) the execution and delivery of any Loan Document, (b) compensation to, and the terms of any employment contracts with, individuals who are officers, managers or directors of the Borrower and its Restricted Subsidiaries, provided such compensation is approved by the Borrower’s board of managers (or other governing body) or provided for in the limited liability company agreement, articles or certificate of incorporation, bylaws or other applicable organizational documents of the Borrower or such Restricted Subsidiary, (c) payments made pursuant to Section 9.04 or otherwise expressly permitted under this Agreement and (d) the issuance and sale of Equity Interests in the Borrower (other than Disqualified Capital Stock) or the amendment of the terms of any Equity Interests issued by the Borrower (other than Disqualified Capital Stock).
Section 9.13Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, create or acquire any additional Restricted Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation, acquisition or redesignation and complies with Section 8.14(b). The Borrower will not, and will not permit any Restricted

Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Restricted Subsidiary except (a) to the Borrower or any Restricted Subsidiary (with each such Restricted Subsidiary being required to be or become a Guarantor as provided in this Agreement) or (b) in compliance with Section 9.11. Neither the Borrower nor any Restricted Subsidiary will have any Foreign Subsidiaries. The Borrower will not permit any Person (other than the Borrower or another Credit Party) to own any Equity Interests in any Guarantor.
Section 9.14Negative Pledge Agreements; Subsidiary Dividend Restrictions. The Borrower will not, and will not permit any Guarantor to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than, (a) this Agreement, (b) the Security Instruments, (c) agreements with respect to Purchase Money Debt or Finance Leases secured by Liens permitted by Section 9.03(c), (d) documents creating Liens which are described in clause (d), clause (f), clause (j), clause (k), clause (l), clause (m) or clause (q) of the definition of “Excepted Liens”, but then only with respect to the Property that is the subject of the applicable lease, document or license described in such clause (d), clause (f), clause (j), clause (k), clause (l), clause (m) or clause (q), (e) the Term Loan Credit Agreement, (f)[Reserved], (g) the California State Lands Commission Leases (whether or not yet assigned to the Borrower or its Subsidiaries), including any consent-to-encumber, consent-to-assign or similar provisions contained therein and (h) as set forth on Schedule 7.13) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Secured Parties or restricts any Restricted Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith except for restrictions and conditions (x) in each case, imposed by Law or (y) in the case of any other Debt not referenced above but permitted under this Agreement, imposed by any agreement relating to such Debt to the extent such restrictions or conditions are not materially more restrictive than the provisions set forth in this Agreement or the Term Loan Credit Agreement.
Section 9.15Prepayments, Etc. of Certain Debt. Neither the Borrower nor any of its Subsidiaries shall, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any (a) Convertible Notes or (b) any Debt for Borrowed Money that is (i) secured by a Lien on any Collateral that is junior in priority to the Liens securing the Obligations, (ii) expressly, or is expressly required to be, subordinated, in right of payment, to the Obligations pursuant to the terms of the Loan Documents or (iii) unsecured (each of the Convertible Notes and the Debt referred to in clause (b), a “Junior Financing”), except, in each case, (i) the refinancing thereof with the net proceeds of, or in exchange for, any Debt that constitutes a Permitted Refinancing, (ii) the prepayment, redemption, repurchase, defeasance or retirement of such Debt with the proceeds of, the substantially concurrent sale of, Equity Interests of the Borrower (other than any Disqualified Capital Stock), (iii) in the case of the Convertible Notes, (x) payments of cash interest and (y) deliveries made with shares of common Equity Interests of the Borrower (and cash in lieu of any fractional share) or (iv) from Available Free Cash Flow so long as (A) no Default, Event of Default or Borrowing Base Deficiency exists at the time of such payment or would result therefrom, (B) the Borrowing Base is greater than $0.00 and there are no outstanding Loans at such time, (C) the Borrower shall have timely delivered the certificate required under Section 8.01(s)(i) with respect to such prepayment, redemption, purchase, defeasance or satisfaction and

(D) immediately after giving effect to such prepayment, redemption, purchase, defeasance or satisfaction, the Consolidated Total Leverage Ratio on a pro forma basis is less than or equal to 1.25 to 1.00. Notwithstanding anything to the contrary in this Agreement, neither the Borrower nor any of its Subsidiaries shall make any voluntary prepayment under the Term Loan Credit Agreement if a Default or Event of Default exists immediately before or after such payment.
Section 9.16Swap Agreements.
(a)The Borrower will not, and will not permit any other Restricted Subsidiary to, enter into any Swap Agreements for speculative purposes. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than:
(i)Swap Agreements in respect of commodities with a Person that is an Approved Counterparty as of the date such Swap Agreement is entered into with notional volumes (when netted and aggregated with other commodity Swap Agreements then in effect) that do not cause the net aggregate notional volumes of all Swap Agreements then in effect to exceed, as of the date such Swap Agreement is entered into, for each full calendar month following such date of determination through the Maturity Date, 100% of the reasonably anticipated production of crude oil as such production is projected from the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties constituting PDP Reserves, as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement; provided, however, (A) the Borrower may update the reasonably anticipated projected production from Oil and Gas Properties between the delivery of Reserve Reports pursuant to Section 9.16(d); (B) that such Swap Agreements shall not have a tenor longer than the remaining tenor of this Agreement, beginning with the first full calendar month following the date in question; (C) Swap Agreements in respect of crude oil may be used to hedge natural gas liquids but must be identified as such in the certificates required under Section 8.01(f); and (D) no Swap Agreements shall be permitted in respect of periods following the Maturity Date; and
(ii)Swap Agreements in respect of interest rates with a Person that is an Approved Counterparty as of the date such Swap Agreement is entered into, as follows:
(A)Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed seventy-five percent (75%) of the then outstanding principal amount of the Credit Parties’ Debt for Borrowed Money which bears interest at a floating rate, and which Swap Agreements shall not, in any case, have a tenor beyond the maturity date of such Debt.
(b)If, after the end of any fiscal quarter, the net aggregate notional volumes of all Swap Agreements of the Credit Parties from time to time in effect in respect of commodities for such fiscal quarter (calculated as giving effect to the provisions of Section 9.16(e)) exceeded one hundred percent (100%) of actual production of crude oil, natural gas or natural gas liquids, calculated separately, in such fiscal quarter, then the Credit Parties shall (i) promptly notify the Administrative Agent of such determination and (ii) if requested by the Administrative Agent or the Required Lenders, within thirty (30) days after such request, but only to the extent permitted under Section 9.11, unwind, terminate, create off-setting positions, transfer or otherwise monetize existing Swap Agreements such that, at such time, future hedging volumes will not exceed one hundred percent (100%) of such reasonably anticipated production for the then-current and any succeeding fiscal quarters.
(c)In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any Restricted Subsidiary to post collateral, credit support (including in the form of letters of credit) or margin (other than, in each case, pursuant to the Security Instruments) to secure their obligations under such Swap Agreement or to cover market exposures.
(d)For purposes of entering into Swap Agreements under Section 9.16(a)(i) or Section 9.16(a)(ii), or determining required unwinds, terminations and transfers of Swap Agreements under Section 9.16(b), forecasts of reasonably anticipated production from the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties constituting Proved Reserves, as set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement shall be deemed to be updated to account for any increase or decrease in production anticipated because of information obtained by the Borrower or any of its Restricted Subsidiaries and delivered to the Administrative Agent subsequent to the publication of such Reserve Report including (i) the Borrower’s or any of its Restricted Subsidiaries’ internal forecasts of production decline rates for existing wells, (ii) additions to or deletions from anticipated future production from new wells, (iii) completed dispositions, (iv) completed acquisitions, and (v) other production coming on stream or failing to come on stream; provided that any such supplemental information shall be (A) presented in the form of a summary of engineering cash flows prepared by or under the supervision of the chief engineer of the Borrower as a “roll forward” of the most recently delivered Reserve Report presented on a comparison basis and substantially in the form of the summary of engineering cash flows delivered to the Administrative Agent prior to the Effective Date (or such other form that is acceptable to the Administrative Agent), (B) presented on a net basis (i.e. it shall take into account both increases and decreases in anticipated production subsequent to publication of the most recent Reserve Report) and (C) accompanied by a certificate of a Responsible Officer of the Borrower certifying as to the content thereof (which certificate shall be in form and substance reasonably acceptable to the Administrative Agent).
(e)It is understood that Swap Agreements in respect of commodities permitted under Section 9.16(a)(i) and Section 9.16(b) which may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof (such as, for example, basis risk and price risk), shall not be aggregated together when calculating the limitations on notional volumes contained in Section 9.16(a)(i) and Section 9.16(b).
Section 9.17Amendments to Organizational Documents and Junior Financings. Without the prior written consent of the Administrative Agent, the Borrower will not, and will not permit any of the other Credit Parties to, alter, amend or modify in any manner materially adverse to the Lenders (a) its certificate of formation, limited liability company agreement, articles of incorporation, by-laws, or any other similar organizational document, (b) the definitive documents with respect to any Junior Financing or (c) the Exxon PSA.
Section 9.18Non-Qualified ECP Counterparties. The Borrower shall not permit any Credit Party that is not a Qualified ECP Counterparty to own, at any time, any Proved Oil and Gas Properties or any Equity Interests in any Restricted Subsidiaries that own Proved Oil and Gas Properties.
Section 9.19Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Section 9.20G&A Costs. The Borrower shall not permit the General and Administrative Costs for fiscal years 2027 and 2028 to exceed the General and Administrative Costs Cap.
Article X
EVENTS OF DEFAULT; REMEDIES
Section 10.01Events of Default. One or more of the following events shall constitute an “Event of Default”:
(a)the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;
(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
(c)any representation or warranty made or deemed made by or on behalf of the Borrower, any Restricted Subsidiary in any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed made;
(d)the Borrower shall fail to give notice of any Default as required under Section 8.02(a), or the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(j), Section 8.02, Section 8.03(a),

Section 8.17, Section 8.21, or Article IX (subject in the case of the financial covenants contained in Section 9.01 to the cure rights contained in Section 9.03);
(e)the Borrower, any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) a Responsible Officer of the Borrower or any Credit Party having knowledge of such failure, and (ii) receipt of notice thereof by the Borrower from the Administrative Agent;
(f)the Borrower or any Restricted Subsidiary shall fail to make any payment of principal or interest on any Material Debt, when and as the same shall become due and payable, and such failure to pay shall extend beyond any applicable period of grace;
(g)any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Debt or any trustee or agent on its or their behalf to cause such Material Debt to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Restricted Subsidiary to make an offer in respect thereof; provided that (i) no Event of Default under this clause (g) shall arise solely as a result of a breach of any financial maintenance covenant contained in any agreement or instrument relating to any Material Debt unless and until the holder or holders of such Material Debt or any trustee or agent on its or their behalf shall have caused such Material Debt to become due prior to its scheduled maturity (it being understood that the mere right to accelerate, without actual acceleration, shall not constitute an Event of Default hereunder) and (ii) no Event of Default under this clause (g) shall apply to the occurrence of any customary event or condition that vests the right of any holder of the Convertible Notes to submit such Convertible Note for conversion in accordance with its terms, unless such conversion right results from an event of default that constitutes an Event of Default or “fundamental change” under such Convertible Note;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted

Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;
(j)the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)one or more judgments for the payment of money in an aggregate amount in excess of the greater of (a) $10,000,000 and (b) ten percent (10%) of the Borrowing Base then in effect (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall not be discharged, vacated or stayed within thirty days after becoming a final judgment; provided that for purposes of this clause (k), any fine, penalty, restitution or other monetary obligation that is being contested in good faith by appropriate proceedings (including any appeal) shall not constitute a “judgment for the payment of money” unless and until such obligation becomes final and non-appealable;
(l)the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create valid and perfected Liens of the priority required thereby on the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement or the Security Instruments, or the Borrower or any other Credit Party or any of their Affiliates shall so state in writing;
(m)a Change in Control shall occur; or
(n)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, results in a Material Adverse Effect.
Section 10.02Remedies.
(a)In the case of an Event of Default other than one described in Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.
(b)In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
(c)Subject to any Intercreditor Agreement, all proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:
(i)first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;
(ii)second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;
(iii)third, pro rata to payment of accrued interest on the Loans;
(iv)fourth, pro rata to payment of principal outstanding on the Loans, LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time, Obligations referred to in clause (b) of the definition of Obligations owing to Secured Swap Providers and Obligations referred to in clause (c) of the definition of Obligations owing to Bank Products Providers in respect of Bank Products;
(v)fifth, to serve as cash collateral to be held by the Administrative Agent to secure the remaining LC Exposure;
(vi)sixth, pro rata to any other Obligations; and
(vii)seventh, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash (other than contingent indemnification obligations for which no claims have been made), shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause fourth above).
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.02 for the benefit of all the Secured Parties; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.08 (subject to Section 4.01(c)), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Majority Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.02 and (ii) in addition to the matters set forth in clause (b), clause (c) and clause (d) of the preceding proviso and subject to Section 4.01(c), any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.
Section 10.03    Right to Cure. Notwithstanding anything to the contrary contained in Section 10.01 or Section 10.02:
(a)    If the Borrower fails to comply with the requirements of Section 9.01(a) or Section 9.01(b) as of the last day of any Rolling Period, during the period (the “Cure Period”) beginning ten (10) Business Days prior to such day and ending ten (10) Business Days after the date on which financial statements and a compliance certificate as of the last day of, or covering any period ending on the last day of, such Rolling Period are required to be delivered pursuant to Section 8.01, the Borrower shall have the right to issue Equity Interests (other than Disqualified Capital Stock) or otherwise incur Debt subordinated to the Obligations permitted under Section 9.02 and, in each case, apply the net cash proceeds thereof (the “Cure Amount”) to increase the Consolidated EBITDAX and/or Consolidated Current Assets for the last fiscal quarter of such Rolling Period by the amount of such net cash proceeds. The parties hereby acknowledge and agree that (i) this Section 10.03 may not be relied on or used for purposes of determining permitted amounts with respect to any covenants under this Agreement other than and (ii) any such deemed increase to Consolidated EBITDAX and/or Consolidated Current Assets in any fiscal quarter shall be applied solely for the purpose of determining the existence of a Default or Event of Default under Section 9.01 with respect to any Rolling Period that includes such fiscal quarter and not for any other purpose under any Loan Document.

(b)    If, after receipt of any Cure Amount and the recalculations pursuant to this Section 10.03, the Borrower shall then be in compliance with the requirements with the requirements of Section 9.01(a) and/or Section 9.01(b), as applicable, the Borrower shall be deemed to have satisfied the requirements of Section 9.01(a) and/or Section 9.01(b), as applicable, as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default and Event of Default under Section 10.01 that had occurred shall be deemed cured; provided that (i) the cure provisions in this Section 10.03 may not be used with respect to more than four (4) financial covenant test dates in the aggregate during the term of this Agreement (it being understood that, if with respect to any fiscal quarter (or last day thereof, as applicable), the Borrower elects to increase both Consolidated EBITDAX and Consolidated Current Assets with a Cure Amount, such occurrence will only count as one financial covenant test date for purposes of this clause (i), (ii) with respect to each four (4) fiscal quarter period, there shall be at least two (2) fiscal quarters in respect of which the cure provisions in this Section 10.03 are not used, (iii) the amount of any increase to Consolidated EBITDAX and/or Consolidated Current Assets pursuant to this Section 10.03 shall be no greater than the amount required to cause the Borrower to be in compliance with Section 9.01(a) and/or Section 9.01(b), as applicable, for any applicable period, and (iv) solely with respect to any Rolling Period for which a Cure Amount is received, (A) there shall be no pro forma or actual reduction in Debt with the proceeds of such Cure Amount for determining compliance with Section 9.01(a) (even if the proceeds of such Cure Amount are actually used to repay Debt, regardless of whether the proceeds of such Cure Amount are received before or after the last day of such Rolling Period) and (B) there shall be no pro forma or actual reduction in Consolidated Current Liabilities with the proceeds of such Cure Amount for determining compliance with Section 9.01(b) (even if the proceeds of such Cure Amount are actually used to pay Consolidated Current Liabilities, regardless of whether the proceeds of such Cure Amount are received before or after the last day of such Rolling Period.
(c)    Neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of Administrative Agent, any Lender or any Secured Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy pursuant to Article X, the other Loan Documents or applicable law prior to the end of the applicable Cure Period solely on the basis of an Event of Default having occurred and continuing under Section 9.01 (except to the extent that the Borrower has confirmed in writing that it does not intend to apply a Cure Amount to cure such Event of Default).
Section 10.03Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of)

the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 12.02), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Majority Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.
Article XI
THE AGENTS
Section 11.01Appointment; Powers. Each of the of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates) hereby (a) acknowledges that it has received a copy of the First Lien Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement to the extent then in effect and (c) authorizes and instructs the Administrative Agent to enter into any Intercreditor Agreement as administrative agent and collateral agent and on behalf of such Lender. The Administrative Agent may, without any further consent of any Lender or other Secured Parties, enter into a supplement or amendment to, or an amendment and restatement or replacement of, the First Lien Intercreditor Agreement in connection with the incurrence or issuance of any Debt that is intended to be secured on a first lien basis with the Liens securing the Obligations and constitute First Lien Debt (as defined in the First Lien Intercreditor Agreement) pursuant to the terms of the First Lien Intercreditor Agreement. Any supplement or amendment to, or amendment and restatement or replacement of, the Intercreditor Agreement entered into by the Administrative Agent in accordance with the terms of this Agreement shall be binding on the Secured Parties. In addition, the Administrative Agent may, without any further consent of any Lender or other Secured Parties, enter into any Junior Lien Intercreditor Agreement, or any supplement or amendment to, or an amendment and restatement or replacement of, a Junior Lien Intercreditor Agreement, in connection with the incurrence or issuance of any Debt that is intended to be secured on a junior lien basis with the Liens securing the Obligations. Any such Junior Lien Intercreditor Agreement, or supplement or amendment to, or amendment and restatement or replacement of, any such Junior Lien Intercreditor Agreement entered into by the Administrative Agent in accordance with the terms of this Agreement shall be binding on the Secured Parties.
Section 11.02Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing: (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the

Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any the Borrower and any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.
Section 11.03Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders, the Required Lenders or the Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders, the Required Lenders or the Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, no Agent shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders, the Required Lenders or the Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.
Section 11.04Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.
Section 11.05Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 11.06Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, (a) the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower and (b) if the Person serving as Administrative Agent is a Defaulting Lender in such Person’s capacity as a Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor; provided that in no event shall any such successor Administrative Agent be a Disqualified Lender. In the case of a resignation by the Administrative Agent pursuant to clause (a) of this Section 11.06 if no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty

(30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. In the case of a removal of the Administrative Agent pursuant to clause (b) of this Section 11.06 no removal shall be effective until the Majority Lenders shall have appointed a successor Administrative Agent and such successor shall have accepted such appointment. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Section 11.07Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
Section 11.08No Reliance. Each Lender and the Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or the Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and the Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any other Agent, any Arranger, any Lender or the Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or the Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent, any Arranger, any Lender or the Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or any Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Simpson Thacher & Bartlett LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.
Section 11.09Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10Authority of Administrative Agent to Release Collateral, Liens and Guarantors. By accepting the benefits of the Collateral, each Secured Party hereby authorizes the Administrative Agent to take the following actions, and the Administrative Agent hereby agrees to take such actions at the request of the Borrower:
(a)to release any Lien on any Property granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document upon (i) the termination of the Commitments and the payment in full of the Obligations (other than (A) contingent indemnification obligations, (B) Obligations with respect to any Swap Agreement to any Secured Swap Provider and (C) Obligations with respect to any Bank Products to any Bank Products Provider), (ii) the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank have been made) and (iii) the payment in full of all Obligations with respect to any Swap Agreement then due to any Secured Swap Provider and the expiration or termination of all such Swap Agreements (or, to the extent that any such Swap Agreement is intended to or would remain outstanding following payment in full of all Obligations, such Swap Agreement is cash collateralized or otherwise subject to arrangements reasonably satisfactory to the applicable Secured Swap Provider); and
(b)(i) to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents, (ii) to release any Guarantor if 100% of the Equity Interests in such Guarantor are sold in a transaction permitted under the Loan Documents and (iii) to subordinate (or release) any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to any Lien on such Property that is permitted by Section 9.03(c). Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense (and the Administrative Agent hereby agrees to take such actions at the request of the Borrower), any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.
Notwithstanding anything contained in any of the Loan Documents to the contrary, no Person other than the Administrative Agent has any right to realize upon any of the Collateral individually, to enforce any Liens on Collateral, and all powers, rights and remedies under the Security Instruments may be exercised solely by Administrative Agent on behalf of the Persons secured or otherwise benefitted thereby. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Person secured by such Liens that is not a party hereto agrees to the terms of this Section 11.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Without limiting the foregoing, each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments, releases of guarantees or other documents reasonably requested by the Borrower in connection with the events described in this Section 11.10.
Section 11.11The Arranger and Agents. Neither the Arranger, nor any of the Agents other than the Administrative Agent shall have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.
Section 11.12Erroneous Payments.
(a)Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise, individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice from the Administrative Agent to any Lender under this Section 11.12 shall be conclusive, absent manifest error.
(b)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)The Borrower hereby agrees that (i) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (ii) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such erroneous Payment (or any portion thereof) is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower or any other Credit Party.
(d)Each party’s obligations under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
Section 11.13Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14) that (I) is not ineligible pursuant to Section I(g) of PTE 84-14 and (II) has satisfied the requirements of Section

I(k) of PTE 84-14, (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (x) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (y) such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, any Arranger, any Agent, or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
(c)The Administrative Agent, each Arranger and each other Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 11.14Borrower Communications.
(a)The Administrative Agent and the Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).
(b)Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(c)THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.
(d)“Borrower Communications” means, collectively, any Borrowing Request, notice of prepayment or other notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.
(e)Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
(g)The Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Banks and the Lenders to treat such Borrower Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower, its Subsidiaries or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Communications constitute Information, they shall be treated as set forth in Section 12.11); (y) all Borrower Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Communications “PUBLIC”.
Section 11.15Posting of Communications.
(a)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(d)Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Article XII
MISCELLANEOUS
Section 12.01Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone, Electronic System or the Approved Borrower Portal (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, and solely in the case of notices and other communications to the Borrower, by e-mail, in each case as follows:
(i)if to the Borrower, to it at Sable Offshore Corp., 845 Texas Avenue, Suite 2920, Houston, TX , Attention: Gregory Patrinely (gpatrinely@sableoffshore.com);
(ii)if to the Administrative Agent from the Borrower, to the address or addresses separately provided to the Borrower;
(iii)if to an Issuing Bank, to it at the address separately provided to the Borrower; and
(iv)if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.
(b)All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (B) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (C) delivered through Electronic System, Approved Electronic Platform, or Approved Borrower Portal, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.
(c)Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic System, Approved Electronic Platform, or Approved Borrower Portal, as applicable, and in each case pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV or Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic System, Approved Electronic Platform, or Approved Borrower Portal pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
(d)Any party hereto may change its e-mail address, address or fax number for notices and other communications hereunder by notice to the other parties hereto. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Approved Electronic Platform or Approved Borrower Portal, as applicable, in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities laws, to make reference to Borrower Communications that are not made available through the “Public Side Information” portion of the Approved Electronic Platform or Approved Borrower Portal, as applicable, and that may contain material non-public information with respect to the Borrower or their securities for purposes of United States Federal and state securities laws.
Section 12.02Waivers; Amendments.
(a)No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(b)Subject to Section 3.03, neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement (including, for the avoidance of doubt, any New Borrowing Base Notice) shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender (other than any Defaulting Lender), (iii) decrease (other than pursuant to Section 2.07(e) and Section 8.13(c)) the Borrowing Base without the consent of the Required Lenders, (iv) modify Section 2.07 in any manner that results in an increase in the Borrowing Base without the consent of each Lender (other than any Defaulting Lender); provided that a Scheduled Redetermination may be postponed by the Required Lenders and the Borrower, (v) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby; provided that only the consent of the Majority Lenders shall be necessary to adjust the interest rate requirement pursuant to Section 3.02(c) or to waive any obligation of the Borrower to pay interest at such rate, (vi) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby (it being understood that waiver of a mandatory prepayment of the Loans shall not constitute a postponement or waiver of a scheduled payment or date of expiration), (vii)(A) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, (B) subordinate any of the Obligations owed to the Lenders in right of payment or (C) subordinate any of the Liens securing the Obligations owed to the Lenders (except as otherwise set forth in Section 11.10), in each case without the written consent of each Lender, (viii) waive or amend Section 3.04(c) (other than clause (iv) thereof), Section 6.01, Section 6.02, Section 10.02(c) or Section 12.14, without the written consent of each Lender (other than any Defaulting Lender), (ix) release any Guarantor (except as set forth in the Security Agreement or in this Agreement), release or subordinate the Administrative Agent’s Liens on all or substantially all of the Collateral (other than as provided in Section 11.10), amend or reduce the percentage set forth in Section 8.14(a) to less than 85% or 95%, as applicable, without the written consent of each Lender (other than any Defaulting Lender), or (x) change any of the provisions of this Section 12.02(b) or the definitions of “Majority Lenders”, “Required Lenders” or “Applicable Percentage” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or to make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than any Defaulting Lender); provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, (x) any supplement to Schedule 7.14 shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (y) the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document or to add any Subsidiary as a party thereto, and (z) the Administrative Agent and the Borrower (or other applicable Credit Party) may enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to effect the granting, perfection, protection, expansion or enhancement of any Lien in any Collateral or Property to become Collateral to secure the Obligations for the benefit of the Lenders or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents without the consent of any Lender.
Section 12.03Expenses, Indemnity; Damage Waiver.
(a)Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent and the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iv) all documented out-of-pocket expenses incurred by any Agent or the Issuing Bank or by any Lender (including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender during the existence of any Event of Default) in connection with the enforcement or protection of its rights under this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)Limitation of Liability. To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any liabilities against any other party hereto, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 12.03(b) shall relieve any Credit Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 12.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third-party.
(c)Indemnity. THE BORROWER SHALL INDEMNIFY EACH AGENT, EACH ARRANGER, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH

INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, (ii) THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (iii) THE FAILURE OF THE BORROWER OR ANY RESTRICTED SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iv) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (v) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (vi) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vii) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND THE RESTRICTED SUBSIDIARIES BY THE BORROWER AND THE RESTRICTED SUBSIDIARIES, (viii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (ix) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (x) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (xi) THE PAST OWNERSHIP BY THE BORROWER OR ANY RESTRICTED SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xii) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR

ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xiii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY OTHER ENVIRONMENTAL, PUBLIC HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (A) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE AS DETERMINED BY A FINAL, NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION, (B) SUCH INDEMNITEE’S BREACH IN BAD FAITH OF ITS FUNDING OBLIGATIONS UNDER THE LOAN DOCUMENTS OR (C) A DISPUTE SOLELY BETWEEN OR AMONG INDEMNITEES OTHER THAN ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT OR THE ARRANGER IN THEIR RESPECTIVE CAPACITIES OR IN FULFILLING THEIR RESPECTIVE ROLES AS THE ADMINISTRATIVE AGENT OR ARRANGER OR ANY SIMILAR ROLE HEREUNDER, AND OTHER THAN ANY CLAIMS ARISING OUT OF ANY ACT OR OMISSION ON THE PART OF ANY CREDIT PARTY OR ANY AFFILIATE THEREOF.
(d)Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 12.03 to the Administrative Agent and each Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-

Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(e)Payments. All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.
Section 12.04Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04 (and any other attempted assignment or transfer by any party shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)), to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders, and to the extent expressly contemplated hereby, the Secured Swap Providers and the Bank Products Providers) any legal or equitable right, remedy or claim under or by reason of this Agreement, and except for the foregoing Persons there are no third party beneficiaries to this Agreement.
(b)
(i)Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)the Borrower; provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or if an Event of Default has occurred and is continuing and provided further that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment; and
(C)each Issuing Bank; provided that no consent of any Issuing Bank shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment.
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
(E)in no event may any Lender assign all or a portion of its rights and obligations under this Agreement to the Borrower, any Affiliate of the Borrower, any Defaulting Lender, any Disqualified Lender, any Affiliate of a Defaulting Lender or any natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).
(iii)Subject to Section 12.04(b)(iv) and the acceptance and recording thereof by the Administrative Agent, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and

Section 12.03); provided, that except to the extent expressly agreed by the affected parties, no such assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from the Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).
(iv)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.
(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 12.04(b) and any written consent to such assignment required by this Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).
(vi)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent) to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other Persons (other than the Borrower, any Affiliate of the Borrower, any Defaulting Lenders, any Disqualified Lenders, or any natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person)), (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to the following subsection (ii), each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(i)Each Participant agrees (A) to be subject to the provisions of Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) as if it were an assignee under paragraph (b) of this Section; and (B) that it shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)No Lender will be permitted to assign or participate its Loans or Commitments without the Borrower’s consent to a Disqualified Lender (such consent not to be unreasonably withheld or delayed) and, in the event of any assignment or participation of any Loan or Commitment by a Lender in breach of the foregoing, the Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to any other remedies available to the Borrower at law or in equity. In addition, (i) the Borrower may terminate any Commitment of such Person and prepay any applicable outstanding Loans at a price equal to the lesser of par and the amount such Person paid to acquire such Loans, without premium, penalty, prepayment fee or breakage, and/or (ii) require such person to assign its rights and obligations to one or more assignees permitted under Section 12.04(b) at the price indicated above (which assignment shall not be subject to any processing and recordation fee) and if such Person does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such assignment within ten (10) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Person, then such Person shall be deemed to have executed and delivered such Assignment and Assumption without any action on its part, (iii) no such person shall receive any information or reporting provided by the Borrower, the Administrative Agent or any Lender, (iv) for purposes of voting, any Loans or Commitments held by such Person shall be deemed not to be outstanding, and such Person shall have no voting or consent rights with respect to “Required Lender” or class votes or consents, (v) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such Person shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected class (giving effect to clause (iv) above) so approves and (vi) such Person shall not be entitled to any expense reimbursement or indemnification rights and shall be treated in all other respects as a Defaulting Lender; it being understood and agreed that the foregoing provisions shall only apply to Disqualified Lenders and not to any assignee of such Person that becomes a Lender so long as such assignee becomes an assignee in accordance with the provisions of this Section 12.04. Nothing in this Agreement shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or equity. Each Lender acknowledges and agrees that the Borrower and its Subsidiaries will suffer irreparable harm if such Lender breaches any obligation under this Section 12.04. Additionally, each Lender agrees that the Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this paragraph against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm.
(f)The list of Disqualified Lenders will remain on file with the Administrative Agent and will not be subject to further disclosure by the Administrative Agent without the Borrower’s prior written consent except, upon the request of any Lender proposing to make an assignment or participation, to such Lender on a confidential basis, in each case, subject to the confidentiality provisions of Section 12.11). The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (b) have any liability with respect to any assignment or participation of loans, or disclosure of confidential information, to any Disqualified Lender. Notwithstanding anything to the contrary, nothing in the foregoing shall prejudice any right or remedy that the Borrower may have at law or in equity against any Lender who enters into an assignment, participation or other transaction (including the disclosure of confidential information) with a Disqualified Lender in contravention of the terms of this Agreement.
(g)Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require any Credit Party to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
Section 12.05Survival; Revival; Reinstatement.
(a)All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
(b)To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any Debtor Relief Law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.
Section 12.06Counterparts; Integration; Effectiveness.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
(b)This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
(c)Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax, as an attachment to an email or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 12.07Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 12.08Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Restricted

Subsidiary against any of and all the obligations of the Borrower or any Restricted Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that failure to give such notice shall not affect the validity of such setoff and application.
Section 12.09GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.
(a)THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.
(b)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EITHER CASE LOCATED IN NEW YORK COUNTY, NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM BRINGING SUIT AGAINST ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.
(c)EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING (OR AS SOON THEREAFTER AS IS PROVIDED BY APPLICABLE LAW). NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO

COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.
(d)EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; PROVIDED THAT NOTHING CONTAINED IN THIS SECTION 12.09(d)(ii) SHALL LIMIT THE BORROWER’S INDEMNIFICATION OBLIGATIONS TO THE EXTENT SET FORTH IN SECTION 12.03 TO THE EXTENT SUCH SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARE INCLUDED IN ANY THIRD PARTY CLAIM IN CONNECTION WITH WHICH SUCH INDEMNITEE IS OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.
Section 12.10Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 12.11Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and its and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement for the express benefit of the Borrower containing provisions substantially the same as those of this Section 12.11, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and to any Affiliate thereof that is an actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or to any collector of market data, (i) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (j) to the extent such Information becomes publicly available other than as a result of a breach of this Section 12.11 or becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or (k) to direct or indirect counterparties in connection with swaps or derivatives; provided that, notwithstanding anything to the contrary in the foregoing, no disclosure shall be made to any Disqualified Lender. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Borrower, the Borrower’s Subsidiaries, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of the aforementioned Persons), and any other party, may disclose to any and all Persons, without limitation of any kind (a) any information with respect to the United States federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding the United States federal or state income tax treatment of such transactions (“tax structure”), which facts shall not include for this purpose the names of the parties or any other person named herein, or information that would permit identification of the parties or such other persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or tax structure, and (b) all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Administrative Agent or such Lender relating to such tax treatment or tax structure.
For the avoidance of doubt, nothing in this Section 12.11 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 12.11 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
Each of the Administrative Agent, the Lenders and the Issuing Banks acknowledge that (a) the Information may include material non-public information concerning the Borrower or any Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

Section 12.12Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America or any state or other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans is accelerated by reason of an election of any Lender resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.
Section 12.13EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN

DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
Section 12.14Collateral Matters; Swap Agreements; and Bank Products. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Obligations shall also extend to and be available to the Secured Swap Providers with respect to any Swap Agreement including any Swap Agreement in existence prior to the date hereof, but excluding any additional transactions or confirmations entered into (a) after such Secured Swap Provider ceases to be a Lender or an Affiliate of a Lender or (b) after assignment of such transactions or confirmations by a Secured Swap Provider to another Person that is not a Lender or an Affiliate of a Lender. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Obligations shall further extend to and be available to each Bank Products Provider with respect to Bank Products, but only for so long as such Bank Products Provider is a Lender or an Affiliate of a Lender. No Lender or any Affiliate of a Lender shall have any voting or consent rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements or Bank Products. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any Swap Agreement or Bank Product.
Section 12.15No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries other than as expressly provided herein with respect to Secured Swap Providers, Agent-Related Person (as provided in Section 12.03), Indemnitees (as provided in Section 12.03) and Participants (as provided in Section 12.04).
Section 12.16USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the

Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.
Section 12.17No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Administrative Agent, the Arranger or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent, the Arranger or any Lender has advised or is advising the Borrower or any Subsidiary on other matters; (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand; (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate; and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person; (ii) neither the Administrative Agent nor the Arranger nor any of the Lenders has any obligation to the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from or conflict with those of the Borrower and its Subsidiaries, and neither the Administrative Agent nor the Arranger nor the Lenders has any obligation to disclose any of such interests to the Borrower or its Subsidiaries. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 12.18Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 12.19Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 12.20Majority Swap Bank Actions. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, at all times from the Effective Date until the date that the Borrowing Base is first determined to be greater than $0.00 in accordance with Section 2.07, the Administrative Agent shall be directed by the Majority Swap Banks so long as

Secured Swap Agreements are in effect with respect to the taking of all actions and the exercise of all rights and remedies in respect of the Collateral.
Section 12.21First Lien Intercreditor Agreement. This Agreement shall be subject to the First Lien Intercreditor Agreement in all respects and, in the event of any conflict between this Agreement and the First Lien Intercreditor Agreement, the First Lien Intercreditor Agreement shall control.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
BORROWER:

SABLE OFFSHORE CORP.,
a Delaware corporation

By:	/s/ Gregory D. Patrinely
Name:	Gregory D. Patrinely
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement – Sable Offshore Corp.]

ADMINISTRATIVE AGENT,
ISSUING BANK AND LENDER:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, a Lender and Issuing Bank

By:	/s/ Tyler Branch
Name:	Tyler Branch
Title:	Authorized Officer

[Signature Page to Credit Agreement – Sable Offshore Corp.]

[___],
as a Lender
By:
Name:
Title:

[Signature Page to Credit Agreement – Sable Offshore Corp.]

ANNEX I
LIST OF MAXIMUM CREDIT AMOUNTS

Name of Lender	Applicable Percentage	Maximum Credit Amount
JPMorgan Chase Bank, N.A.	100%	$500,000,000
TOTAL	100.000000000%	$500,000,000

Article XIII
    Annex I